Prospectus Supplement No. 7	Filed Pursuant to Rule 424(b)(3)
(To Post-Effective Amendment No. 3 to	Registration No. 333-186128
Registration Statement on Form S-1 Dated May 12, 2014)

Community Financial Shares, Inc.

Up to 19,684,700 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 19,684,700 shares of common stock of Community Financial Shares, Inc., a Maryland corporation (the “Company”), by the selling stockholders named in the prospectus (the “Prospectus”) included in Registration Statement No. 333-186128. You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

This prospectus supplement includes the disclosure under “Item 1.01: Entry Into a Material Definitive Agreement” and “Item 8.01: Other Events” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2015 (the “Form 8-K”). The text of the Form 8-K is attached hereto.

Investing in our common stock involves risks, including the possible loss of principal. See “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in charter)

Maryland	0-51296	36-4387843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (630) 545-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 2, 2015, Community Financial Shares, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wintrust Financial Corporation (“Wintrust”), an Illinois corporation, and Wintrust Merger Sub LLC (“Merger Co.”), an Illinois limited liability company and wholly owned subsidiary of Wintrust. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into Merger Co. (the “Merger”), with Merger Co. as the surviving corporation in the Merger.

The aggregate merger consideration to be paid to Company stockholders by Wintrust in connection with the Merger is intended to total $42,375,000, subject to adjustment as set forth in the Merger Agreement. Pursuant to the Merger Agreement, following the approval of certain amendments to the Company’s articles of incorporation by the Company’s stockholders, each outstanding share of the Company’s Series C preferred stock, Series D preferred stock and Series E preferred stock (collectively, the “Company Preferred Stock”) will be automatically converted to shares of Company common stock immediately prior to the Effective Time (the “Preferred Stock Conversion”). Shares of Company common stock outstanding at the effective time of the Merger (the “Effective Time”) (including shares of Company Preferred Stock which will have been converted into Company common stock in connection with the Preferred Stock Conversion and excluding shares held by the Company and its subsidiary bank and dissenting shares), will be converted into the right to receive the merger consideration (as described below) paid in a combination of approximately 50% cash and approximately 50% shares of Wintrust common stock. The Merger Agreement contemplates that prior to the closing date, each option granted by the Company to purchase Company common stock that is outstanding and unexercised as of the date of the Merger Agreement will be terminated and cancelled and redeemed by the Company, and holders of such options will not be entitled to receive the merger consideration. If the Company fails to achieve a specified adjusted net worth, calculated as set forth in the Merger Agreement as of the closing, then the aggregate consideration to be paid to Company stockholders shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall, as set forth in the Merger Agreement.

The total number of shares of Wintrust common stock to be issued to Company stockholders will be calculated by dividing $21,187,500 by the volume-weighted average price of Wintrust’s common stock for the ten trading days prior to and including the second trading day immediately before the closing of the Merger (the “Wintrust Common Stock Price”); provided, however, that if the Wintrust Common Stock Price is less than $42.50, then the number of Wintrust common shares to be issued to Company stockholders will be 498,530, and if the Wintrust Common Stock Price is greater than $52.50, then the number of Wintrust common shares to be issued to Company stockholders shall be 403,572, subject in each case to adjustment as set forth in the Merger Agreement.

The Merger Agreement contains customary representations and warranties by Wintrust, Merger Co. and the Company, and the Company has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of its business during the interim period between the execution of the Merger Agreement and the Effective Time, including specific forbearances with respect to its business activities, (2) the Company’s obligation to call a meeting of its stockholders to approve the Merger Agreement and the Preferred Stock Conversion, and, subject to certain exceptions, that its Board of Directors recommend that Company stockholders vote to approve the Merger Agreement and the Preferred Stock Conversion and (3) the Company’s non-solicitation obligations regarding alternative acquisition proposals.

The completion of the Merger is subject to certain closing conditions, including, among others, (i) subject to certain materiality exceptions, the accuracy of each party's representations and warranties in the Merger Agreement and performance by each party of their respective obligations under the Merger Agreement; (ii) the receipt of required regulatory approvals and expiration of required regulatory waiting periods; (iii) receipt of requisite approvals by the Company’s stockholders of the Merger Agreement and the transactions contemplated therein, including the Merger and the Preferred Stock Conversion; (iv) the absence of dissenting stockholders representing greater than 5% of the shares of outstanding common stock of the Company; (v) the absence of certain litigation or orders; (vi) the filing by the Company with appropriate tax authorities of certain amendments to the Company’s consolidated federal and state income tax returns; (vii) the delivery by the Company to Wintrust of balance sheets of the Company confirming that the Company’s outstanding indebtedness and reserve for loan losses meet certain specified levels set forth in the Merger Agreement; (viii) the receipt of certain third party consents; (ix) the absence of any change or any condition, event, circumstance, fact or occurrence that would have a material adverse effect on the Company or Wintrust; (x) the effectiveness of a registration statement on Form S-4 to be filed by Wintrust covering shares of common stock of Wintrust to be issued pursuant to the Merger; (xi) the approval of shares of common stock of Wintrust to be issued pursuant to the Merger for listing on the Nasdaq Global Select Market, to the extent further approval is required; and (xii) the delivery by Wintrust of instruments for the due assumption of the Company’s debt, guarantees, securities or other agreements, to the extent required by such agreements. The Merger is expected to be completed in the second or third calendar quarter of 2015.

The Merger Agreement provides certain termination rights for both Wintrust and the Company and further provides that a termination fee of either $900,000 or $1,750,000, plus documented out-of-pocket expenses and costs not to exceed $325,000, will be payable by the Company upon termination of the Merger Agreement under certain circumstances. The Merger Agreement also provides that a termination fee of $900,000, plus documented out-of-pocket expenses and costs not to exceed $325,000, will be payable by Wintrust upon termination of the Merger Agreement under certain circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive the consummation of the Merger, unless otherwise specified therein, and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Wintrust or the Company, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Wintrust, the Company, their respective affiliates or their respective businesses and the Merger that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4 that will include a proxy statement of the Company and a prospectus of Wintrust, as well as in the Forms 10-K, Forms 10-Q and other documents that each of Wintrust and the Company file with or furnish to the Securities and Exchange Commission (“SEC”).

Each director and executive officer of the Company has executed a voting agreement with Wintrust pursuant to which the individual has agreed to vote all of his or her Company voting securities in favor of the Merger Agreement and the Preferred Stock Conversion.

Item 8.01	Other Events.

On March 2, 2015, Wintrust and the Company issued a joint press release announcing that the parties had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward Looking Statements

This Current Report on Form 8-K may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results of Wintrust or the Company to differ materially from expected results include: expected cost savings, synergies and other financial benefits from the Merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite stockholder and regulatory approvals for the Merger might not be obtained; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in each company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in each company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, each company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in each company’s market areas; decreases in the secondary market for the sale of loans; results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require an increase in the reserve for loan losses, write-down of assets, change in regulatory capital position or affect the ability to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings; legislative or regulatory changes that adversely affect each company’s business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the ability of each company to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; the ability to control operating costs and expenses; the use of estimates in determining fair value of certain of assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on each company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect each company’s workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; the ability to retain key members of each company’s senior management team; costs and effects of litigation, including settlements and judgments; the ability of Wintrust to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to each company; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting each company’s operations, pricing, products and services; and the other risks described in Wintrust’s and the Company’s reports filed with the SEC.

Additional Information

Wintrust will file a Registration Statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of the Company that also constitutes a prospectus of Wintrust, which will be sent to the stockholders of the Company. Company stockholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about Wintrust, the Company and the proposed transaction. When filed, this document and other documents relating to the Merger filed by Wintrust and the Company can be obtained free of charge from the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained via Wintrust’s corporate website, www.wintrust.com, under the heading “Investor Relations” and then under the link “Documents,” or the Company’s corporate website, www.cbwge.com, under the heading “Investor Relations,” or free of charge from Wintrust upon written request to Wintrust Financial Corporation, Attn: Investor Relations, 9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018 or by calling (877) 873-5406, or from the Company, upon written request to Community Financial Shares, Inc., Attn: Donald H. Wilson, President and Chief Executive Officer, 357 Roosevelt Road, Glen Ellyn, Illinois 60137 or by calling (630) 545-0900.

Participants in this Transaction

Wintrust, the Company and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of Wintrust filed with the SEC on April 4, 2014 and the definitive proxy statement of the Company filed with the SEC on December 16, 2014. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	2.1	Agreement and Plan of Merger, dated as of March 2, 2015, by and among Wintrust Financial Corporation, Wintrust Merger Sub LLC and Community Financial Shares, Inc. (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the SEC upon request)

	99.1	Joint Press Release Dated March 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

/s/ Donald H. Wilson
Donald H. Wilson
President and Chief Executive Officer

Date: March 2, 2015

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WINTRUST FINANCIAL CORPORATION,

WINTRUST MERGER SUB LLC

AND

COMMUNITY FINANCIAL SHARES, INC.

Dated as of March 2, 2015

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1

1.1	The Merger	1

1.2	Effective Time	1

1.3	Effects of the Merger	2

1.4	Merger Consideration; Conversion of Shares	2

1.5	Cancellation of Shares	4

1.6	Exchange of Certificates	4

1.7	No Fractional Shares	5

1.8	Dissenting Shares	6

1.9	Company Stock Options	6

1.10	Closing	6

ARTICLE II	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	7

2.1	Organization	7

2.2	Organizational Documents; Minutes and Stock Records	8

2.3	Capitalization	8

2.4	Authorization; No Violation	9

2.5	Consents and Approvals	10

2.6	Financial Statements	11

2.7	Company SEC Documents	11

2.8	No Undisclosed Liabilities	13

2.9	Loans; Loan Loss Reserves	13

2.10	Properties and Assets	14

2.11	Material Contracts	15

2.12	No Defaults	16

2.13	Conflict of Interest and Other Transactions	17

2.14	Investments	17

2.15	Compliance with Laws; Legal Proceedings	18

2.16	Insurance	18

2.17	Taxes	19

2.18	Environmental Laws and Regulations	21

2.19	Community Reinvestment Act Compliance	23

2.20	Regulatory Reports	23

2.21	Employee Matters	23

i

2.22	Employee Benefit Plans	24

2.23	Technology and Intellectual Property	27

2.24	Absence of Certain Changes or Events	28

2.25	Conduct of Business Since Audited Balance Sheet Date	29

2.26	Change in Business Relationships	30

2.27	Brokers’ and Finders’ Fees	30

2.28	Section 280G Payments	30

2.29	Information Supplied	30

2.30	Opinion of Financial Advisor	30

2.31	No Omissions	30

ARTICLE III	REPRESENTATIONS AND WARRANTIES CONCERNING WINTRUST AND MERGER CO	31

3.1	Organization	31

3.2	Capitalization	31

3.3	Authorization; No Violations	31

3.4	Consents and Approvals	32

3.5	Wintrust SEC Filings and Financial Statements	32

3.6	Compliance with Laws; Legal Proceedings	33

3.7	Wintrust Regulatory Reports	34

3.8	No Adverse Change	34

3.9	Brokers’ and Finders’ Fees	34

3.10	Taxation of the Merger	34

3.11	Information Supplied	34

3.12	No Omissions	34

ARTICLE IV	AGREEMENTS AND COVENANTS	35

4.1	Conduct of Business	35

4.2	Access to Information and Premises	36

4.3	Board Notices and Minutes	37

4.4	Regulatory Filings of Wintrust	37

4.5	Meeting of Stockholders of the Company	38

4.6	Business Relations and Publicity	39

4.7	Covenants Regarding Real Property	39

4.8	No Solicitation by Company	40

4.9	Loan Charge-Off; Pre-Closing Loan Review	43

4.10	Director and Officer Insurance Coverage	44

ii

4.11	Interim Financial Statements	44

4.12	Dissent Process	45

4.13	Section 368(a) Reorganization	45

4.14	Untrue Representations and Warranties	45

4.15	Stockholder Litigation	45

4.16	Section 16 Matters	45

4.17	Reasonable and Diligent Efforts	45

4.18	Supplemental Indentures	46

4.19	Environmental Remediation Enrollment	46

ARTICLE V	EMPLOYEE BENEFIT MATTERS	46

5.1	Benefit Plans	46

5.2	No Rights or Remedies	46

ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTRUST AND MERGER CO	46

6.1	Representations and Warranties; Performance of Agreements	46

6.2	Closing Certificate	47

6.3	Regulatory and Other Approvals	47

6.4	Approval of Merger; Delivery of IL SOS and MDAT Filings	47

6.5	No Litigation	47

6.6	Reserved	47

6.7	Opinions of Counsel	47

6.8	Tax Returns	48

6.9	No Adverse Changes	48

6.10	Minimum Net Worth and Loan Loss Reserve Requirements	48

6.11	Conclusion of Certain Relationships	49

6.12	Title Commitments, Surveys	49

6.13	Consents	49

6.14	Effectiveness of the Registration Statement	49

6.15	NASDAQ Listing	49

6.16	Other Documents	49

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	49

7.1	Representations and Warranties; Performance of Agreements	49

7.2	Closing Certificate	49

7.3	Regulatory and Other Approvals	49

7.4	Articles of Merger	50

iii

7.5	No Injunction	50

7.6	Opinions of Counsel	50

7.7	No Adverse Changes	50

7.8	Effectiveness of the Registration Statement	50

7.9	NASDAQ Listing	50

7.10	Supplemental Indentures	50

7.11	Other Documents	51

ARTICLE VIII	NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	51

8.1	Non-Survival	51

ARTICLE IX	GENERAL	51

9.1	Termination Fees; Expenses	51

9.2	Termination	52

9.3	Confidential Information	54

9.4	Non-Assignment	54

9.5	Notices	54

9.6	Counterparts	55

9.7	Knowledge	55

9.8	Interpretation	55

9.9	Entire Agreement; No Third Party Beneficiaries	56

9.10	Extension; Waiver	56

9.11	Governing Law	56

9.12	Severability	56

iv

INDEX OF DEFINED TERMS

Term	Page

Aggregate Share Amount	3
Agreement	1
Amended Articles Supplementary	1
Articles of Incorporation	8
Articles of Merger	2
Articles Supplementary	8
Audited Balance Sheet	11
Audited Balance Sheet Date	11
Audited Financial Statements	11
Bank	4
Bank Board	13
Bank Subsidiary	7
Benefit Plans	24
BHCA	7
business day	56
CERCLA	22
Closing	6
Closing Balance Sheets	48
Closing Date	6
Code	1
Commission	11
Company	1
Company Board	10
Company Certifying Officers	12
Company Common Stock	3
Company Common Stock Outstanding	3
Company Option Plan	6
Company Recommendation	41
Company Recommendation Change	42
Company SEC Documents	11
Company Stock Certificate	3
Company Stockholder Approval	47
Company Subsidiaries	8
Company Takeover Proposal	43
Confidentiality Agreement	37
Conversion Fund	4
CRA	23
Dissenting Shares	6
Effective Time	2
Employees	23
Encumbrances	14
Environmental Laws	22
ERISA Affiliate	24
ERISA Plans	24
Exchange Act	11
Exchange Agent	4
FDIC	23

v

Federal Reserve	32
Federal Reserve Application	32
Financial Statements	11
GAAP	7
Governmental Authority	10
Hazardous Materials	22
IDFPR	23
IL Articles of Merger	1
IL SOS	2
Intellectual Property	28
Interim Balance Sheet	11
Interim Financial Statements	11
Investment Securities	17
IRS	25
IT Assets	28
knowledge	56
Licenses	18
Loans	13
Maryland Act	1
Material Adverse Effect	7
Material Contracts	15
MD Articles of Merger	2
MDAT	1
Merger	1
Merger Co.	1
Merger Consideration	2
Minimum Adjusted Net Worth	49
NASDAQ	39
Option Termination Agreement	6
Ordinary Course of Business	13
OREO	14
Outstanding Company Option	6
Party, Parties	1
PBGC	27
Per Share Cash Consideration	2
Per Share Merger Consideration	2
Per Share Stock Consideration	2
Permitted Encumbrances	14
Person	8
Prior Company Bidders	40
Proxy Statement	38
RCRA	22
Real Property	14
Regulatory Reports	23
Release	22
Representative	43
Sarbanes-Oxley Act	13
Securities Act	11
Stockholders’ Meeting	39
Superior Company Proposal	43

vi

Surveys	39
Surviving Company	1
Tax, Taxes	19
Tax Returns	19
Title Commitments	39
Title Defect Notice	39
Title Defects	39
Title Endorsements	39
Title Insurer	39
Title IV Plan	26
Title Policies	40
Trust Subsidiary	7
Volcker Rule	17
VWAP	3
Wintrust	1
Wintrust Common Stock	2
Wintrust Common Stock Price	3
Wintrust Regulatory Reports	34
Wintrust SEC Documents	32
Written Objection	6

vii

EXHIBITS

Exhibit A	Voting Agreement
Exhibits B-1, B-2, B-3	Forms of Amended Articles Supplementary
Exhibit C	Form of Option Termination Agreement
Exhibits D-1, D-2	Forms of Opinion of Company Counsel
Exhibit E	Form of Opinion of Wintrust Counsel

viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 2nd day of March, 2015, by and among WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”), WINTRUST MERGER SUB LLC, an Illinois limited liability company and wholly owned subsidiary of Wintrust (“Merger Co.”), and COMMUNITY FINANCIAL SHARES, INC., a Maryland corporation (the “Company”). Wintrust, Merger Co. and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the boards of directors of Wintrust and the Company and the board of managers of Merger Co. have approved and declared it advisable and in the best interests of the Parties and their respective stockholders (in the case of Wintrust and the Company) and sole member (in the case of Merger Co.) to effect a reorganization, whereby the Company will merge with and into Merger Co., in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which the Surviving Company (as defined below) will become a wholly owned subsidiary of Wintrust;

WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

WHEREAS, certain stockholders of the Company have entered into a Voting Agreement, a copy of which is attached hereto as Exhibit A, by which they agree to vote in favor of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.10) and in accordance with the Illinois Limited Liability Company Act (the “Illinois Act”) and the Maryland General Corporation Law (the “Maryland Act”), the Company shall be merged with and into Merger Co., whereupon the separate corporate existence of the Company shall cease, and Merger Co. shall continue as the entity surviving the Merger (the “Surviving Company”).

1.2           Effective Time.

(a)          On the Closing Date, the Company will cause articles of amendment to the Articles of Incorporation (as defined in Section 2.2), in the forms attached as Exhibits B-1, B-2 and B-3 (collectively, the “Amended Articles Supplementary”), to be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “MDAT”), as provided in the Maryland Act.

(b)          Immediately after the filing of the Amended Articles Supplementary, the Parties will cause (i) articles of merger (the “IL Articles of Merger”) to be executed and filed with and accepted for record by the Secretary of State of the State of Illinois (the “IL SOS”) and (ii) articles of merger (the “MD Articles of Merger”, and, together with the IL Articles of Merger, the “Articles of Merger”) to be executed and filed with and accepted for record by the MDAT, as provided in the Illinois Act and the Maryland Act, as applicable. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Articles of Merger have both been duly filed with and accepted for record by the IL SOS and the MDAT, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger (not to exceed 30 days from the date the Articles of Merger are accepted for record by each of the IL SOS and the MDAT).

1.3           Effects of the Merger. At and as of the Effective Time:

(a)          as a result of the Merger, the articles of organization and the operating agreement of Merger Co. shall be the articles of organization and the operating agreement of the Surviving Company;

(b)          the persons serving as managers of Merger Co. shall comprise the board of managers of the Surviving Company, and the officers of Merger Co. shall be the officers of the Surviving Company, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal;

(c)          the Merger shall have the effects set forth in Sections 37-20 and 37-30 of the Illinois Act and Section 3-114 of the Maryland Act;

(d)          the limited liability company interests of Merger Co. issued and outstanding and held by Wintrust immediately prior to the Effective Time shall remain the only issued and outstanding limited liability company interests of the Surviving Company; and

(e)          the manner and basis of converting shares of Company Common Stock Outstanding (as defined below) in the Merger, and the treatment of any shares of Company Common Stock not to be converted in the Merger is set forth in Section 1.4.

1.4           Merger Consideration; Conversion of Shares.

(a)          Merger Consideration. The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be $42,375,000, subject to adjustment pursuant to Section 6.10(b). The Merger Consideration is intended to be paid fifty percent (50%) in cash and fifty percent (50%) in shares of common stock, no par value per share, of Wintrust (“Wintrust Common Stock”), as determined in accordance with this Section 1.4.

(b)          “Per Share Merger Consideration” shall mean the following:

(i)          an amount of cash equal to (A) the product obtained by multiplying (I) the Merger Consideration by (II) 0.5, with the resultant amount divided by (B) the number of shares of Company Common Stock Outstanding (as defined below), rounded to the nearest $0.01 (the “Per Share Cash Consideration”); plus

(ii)         a number of shares of Wintrust Common Stock equal to (A) the quotient obtained by dividing (I) the Aggregate Share Amount (as defined below) by (II) the number of shares of Company Common Stock Outstanding, multiplied by (B) 0.5, such product rounded to the nearest thousandth of a share (0.001) (the “Per Share Stock Consideration”).

(c)          The “Aggregate Share Amount” shall be determined as follows:

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(i)          If the Wintrust Common Stock Price (as defined below) is at least $42.50 and no more than $52.50, the Aggregate Share Amount shall be the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) the Merger Consideration by (B) the Wintrust Common Stock Price;

(ii)          If the Wintrust Common Stock Price is less than $42.50, the Aggregate Share Amount shall be equal to the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing the Merger Consideration by $42.50; and

(iii)        If the Wintrust Common Stock Price is greater than $52.50, the Aggregate Share Amount shall be equal to the number of shares of Wintrust Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing the Merger Consideration by $52.50.

(d)          For purposes of this ARTICLE I:

(i)          “Company Common Stock Outstanding” shall mean the number of shares of common stock of the Company, $0.01 par value per share (“Company Common Stock”), issued and outstanding upon the filing of the Amended Articles Supplementary in accordance with Section 1.2(a), immediately prior to the Effective Time.

(ii)         “Wintrust Common Stock Price” shall mean the mathematical average, calculated for the ten trading day period ending on the second trading day preceding the Closing Date, of the volume-weighted average price (“VWAP”) of a share of Wintrust Common Stock for each trading day during such period as displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for Wintrust (or its equivalent successor page if such page is not available). If the Bloomberg Page or the Bloomberg VWAP is not available for a trading day, “VWAP” shall mean the volume-weighted average price of a share of Wintrust Common Stock for such trading day, as determined by a nationally recognized investment banking firm retained by Wintrust based on available trading information for shares of Wintrust Common Stock.

(e)          At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock Outstanding (other than shares of Company Common Stock or Company Preferred Stock to be cancelled pursuant to Section 1.5 and Dissenting Shares (as defined in Section 1.8), shall be converted into the right to receive the Per Share Merger Consideration and thereupon shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each certificate (or equivalent written record such as shares held in book-entry format) previously representing any such share of Company Common Stock or Company Preferred Stock (a “Company Stock Certificate”) (other than shares cancelled pursuant to Section 1.5 and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.6(c), the Per Share Merger Consideration (and cash in lieu of any fractional shares in accordance with Section 1.7). The holders of any Company Stock Certificates previously representing such shares of Company Common Stock immediately prior to the Effective Time or Company Preferred Stock shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

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(f)          If, between the date of this Agreement and the Effective Time, shares of Wintrust Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, then the number of shares of Wintrust Common Stock issued to holders of Company Common Stock Outstanding at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted so that the number of such shares of Wintrust Common Stock (or such class of shares into which shares of Wintrust Common Stock have been changed) that will be issued in exchange for the shares of Company Common Stock Outstanding in accordance with this Section 1.4 will equal in number of such shares that the holders of Company Common Stock Outstanding would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefore had been immediately following the Effective Time.

(g)          Notwithstanding the foregoing, the Merger Consideration is subject to adjustment pursuant to Section 6.10(b). In the event the Closing Balance Sheet of the Company reflects the Company’s stockholders’ equity at less than the Minimum Adjusted Net Worth applicable to the Company, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall. Any such reduction shall be allocated equally to the cash and stock portions of the Per Share Merger Consideration to be paid pursuant to Section 1.4(b).

1.5           Cancellation of Shares. At the Effective Time, each share of Company Common Stock held by the Company or Community Bank-Wheaton/Glen Ellyn, an Illinois state bank and wholly owned subsidiary of the Company (the “Bank”) (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

1.6           Exchange of Certificates.

(a)          At or prior to the Effective Time, Wintrust shall authorize the issuance of and shall deposit with or make available to American Stock Transfer & Trust Company, LLC, Wintrust’s Exchange Agent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Wintrust Common Stock, to be issued by book-entry transfer, for payment of the Per Share Stock Consideration pursuant to Section 1.4(b)(ii), (ii) sufficient cash for payment of the Per Share Cash Consideration pursuant to Section 1.4(b)(i), and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Wintrust Common Stock in accordance with Section 1.7. Such amount of cash and shares of Wintrust Common Stock, together with any dividends or other distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.” Wintrust shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)          Within three (3) business days after the Closing Date, Wintrust shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock a letter of transmittal in form and substance satisfactory to Wintrust, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to any Company Stock Certificates shall pass, only upon delivery of Company Stock Certificates representing such shares to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.

(c)          Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Stock Consideration and the Per Share Cash Consideration deliverable in accordance with Section 1.4 in respect of the shares of Company Common Stock Outstanding represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

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(d)          After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time.

(e)          No dividends or other distributions declared with respect to Wintrust Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder of the shares of Company Common Stock Outstanding represented by such certificate shall surrender such Company Stock Certificate in accordance with this ARTICLE I. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Wintrust Common Stock into which the shares of Company Common Stock Outstanding represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 1.4. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Wintrust Common Stock into which such holder’s Company Common Stock Outstanding shall have been converted.

(f)          Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Per Share Stock Consideration, the payment of the Per Share Cash Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such holder’s shares of Company Common Stock Outstanding, as well as any accrued and unpaid dividends or other distributions on such Per Share Stock Consideration. Notwithstanding the foregoing, none of Wintrust, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Per Share Cash Consideration, the Per Share Stock Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

1.7           No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Wintrust Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of shares of Company Common Stock Outstanding who would otherwise be entitled to receive a fractional share of Wintrust Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Wintrust Common Stock Price by the fractional share of Wintrust Common Stock to which such former holder would otherwise be entitled.

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1.8           Dissenting Shares. Any holder of record of shares of Company Common Stock, including former holders of Company Preferred Stock converted into Company Common Stock immediately prior to the Merger, otherwise entitled to receive the Per Share Merger Consideration in exchange for each of such holder’s shares of Company Common Stock Outstanding shall be entitled to demand and receive payment in cash of the fair value for such holder’s shares of Company Common Stock or Company Preferred Stock as specified in Sections 3-202 through 3-203 of the Maryland Act if the holder fully complies with the requirements specified therein (such shares hereinafter referred to as “Dissenting Shares”), including filing with the Company a written objection to the Merger at or before the Stockholder’s Meeting (a “Written Objection”). No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any shares of Wintrust Common Stock or any payment of the Per Share Merger Consideration pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to such Wintrust Common Stock; provided, however, that shares of Company Common Stock or Company Preferred Stock held by a dissenting stockholder who subsequently withdraws a demand for payment, fails to comply with the requirements of Sections 3-202 through 3-203 of the Maryland Act, or otherwise fails to establish the right of such stockholder to receive payment in cash of the fair value of such stockholder’s shares under the Maryland Act shall be deemed to be converted into the right to receive the Per Share Merger Consideration in exchange for each such share, upon surrender of the certificate or certificates that formerly represented such Dissenting Shares in the manner set forth in Section 1.6.

1.9         Company Stock Options. Prior to the Closing Date, each option granted by the Company under the terms of the Community Financial Shares, Inc. Non-Qualified Stock Option Plan, as amended (the “Company Option Plan”), to purchase Company Common Stock that is outstanding and unexercised as of the date of this Agreement (an “Outstanding Company Option”) shall be terminated and cancelled and redeemed by the Company, and no Per Share Merger Consideration shall be exchanged therefor. The Company shall grant no further options or purchase rights of any kind under the Company Option Plan, which the Company shall cause to be terminated effective as of the Effective Time. The Company shall provide to Wintrust, not less than five (5) business days prior to the Closing Date, copies of an agreement in the form of Exhibit C attached hereto (the “Option Termination Agreement”), executed by each of the holders of Outstanding Company Options, acknowledging their agreement and consenting to the termination, cancellation and redemption of their Outstanding Company Options in accordance with this Section 1.9. Schedule 1.9 contains a complete and accurate list of all holders and amounts of Outstanding Company Options.

1.10         Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth (5th) business day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or on such other date as the Parties may mutually agree (the “Closing Date”). In the event of the filing of any motion for rehearing or any appeal from the decision of any regulatory authority approving the transactions contemplated in this Agreement or any legal proceedings of the type contemplated by Sections 6.5 or 7.5, Wintrust or the Company may postpone the Closing by written notice to the other parties until such approvals have been obtained or such motion, appeal or litigation has been resolved, but in no event shall such Closing be postponed beyond the close of business on September 30, 2015 (except as may be extended pursuant to Section 9.2(b)) without the consent of the boards of directors of Wintrust and the Company. The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the specific Schedule relating to a specific and corresponding Section below, the Company hereby represents and warrants to Wintrust as of the date hereof and as of the Closing Date as follows:

2.1           Organization.

(a)          The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, the Bank, the Trust Subsidiary (as defined below) or the Bank Subsidiary (as defined below) referenced in such usage; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (i) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (ii) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (iii) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”) or authoritative interpretations thereof, (iv) changes or proposed changes after the date hereof in applicable law (in the case of each of these clauses (i), (ii), (iii) or (iv), other than changes, developments occurrences or events to the extent that they have or would reasonably be expected to have a materially disproportionate adverse effect on the assets, liabilities, business or results of operations of the Company, the Bank, the Trust Subsidiary or the Bank Subsidiary referenced in such usage), (v) the negotiation, execution or announcement of the Merger or this Agreement; or (vi) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties.

(b)          The Bank is a state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

(c)          Community Financial Shares Statutory Trust II (the “Trust Subsidiary”) is a Delaware statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Trust Subsidiary does business solely as a statutory trust, and does not own or lease real or personal property, make investments, conduct the business of banking (including but not limited to extending credit and accepting deposits), employ individuals or engage independent contracts, own intellectual property, hold licenses or execute material contracts (other than applicable certificate of trust and trust agreements relating to the formation of the Trust Subsidiary).

(d)          WGE Properties, LLC (the “Bank Subsidiary”) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the power and authority to own its properties and to carry on its business as presently conducted. The Bank Subsidiary is duly qualified and in good standing as a foreign entity in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Bank Subsidiary. The Bank Subsidiary is a wholly owned subsidiary of the Bank. The Bank Subsidiary has no employees or independent contractors nor has it ever had any employees or independent contractors.

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(e)          The Bank, Trust Subsidiary and Bank Subsidiary are sometimes referred to collectively in this Agreement as the “Company Subsidiaries.” Other than (i) the Company Subsidiaries, (ii) investments in Investment Securities (as defined in Section 2.14(a)) and (iii) securities owned in a fiduciary capacity, the Company does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any individual, corporation, association, partnership, trust, limited liability company, unincorporated organization or other entity or group (any such individual or entity, a “Person”), nor do any of the Company or the Company Subsidiaries have any outstanding contractual obligations to provide funds to, or to make any investment in, any Person, other than loan commitments by the Bank in the Ordinary Course of Business.

2.2           Organizational Documents; Minutes and Stock Records. The Company has disclosed in the Company SEC Documents (as defined in Section 2.7(a)) or furnished Wintrust with copies of the articles of incorporation of the Company (as amended and supplemented, the “Articles of Incorporation”) and bylaws of the Company, the charter and bylaws of the Bank, the certificate of trust and trust agreement of the Trust Subsidiary, and the articles of organization and operating agreement of the Bank Subsidiary, in each case as amended or supplemented as of the date of this Agreement, and with such other documents as requested by Wintrust relating to the authority of the Company, the Bank, the Trust Subsidiary and the Bank Subsidiary to conduct their respective businesses. All such documents are complete and correct. Except as set forth on Schedule 2.2, the stock registers, minute books and other applicable ownership records of the Company and each of the Company Subsidiaries are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, committees of the boards of directors, trustees, managers and members, as applicable, of the Company and each of the Company Subsidiaries, as applicable, and all transactions in each such entity’s capital stock or equity ownership occurring since the applicable initial date of organization, incorporation or formation of the Company and each of the Company Subsidiaries.

2.3           Capitalization.

(a)          The Company. The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock, $0.01 par value per share, of which 10,781,988 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which an aggregate of 191,246 shares are issued and outstanding as of the date of this Agreement. The Company is authorized to issue (i) 350,000 shares of Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Shares”), of which 119,829 shares are issued and outstanding as of the date of this Agreement, (ii) 85,000 shares of Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Shares”), of which 65,427 shares are issued and outstanding as of the date of this Agreement, and (iii) 15,000 shares of Series E Convertible Noncumulative Perpetual Preferred Stock (the “Series E Preferred Shares”), of which 5,990 shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth in Schedule 2.3(a) and the Articles of Incorporation including the Articles Supplementary for each of the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares (the “Articles Supplementary”), none of the shares of Company Common Stock or Company Preferred Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights or privileges by contract or otherwise. Each Series C Preferred Share, Series D Preferred Share and Series E Preferred Share is, in accordance with the applicable terms set forth in the Articles of Incorporation, and upon the filing of the Amended Articles Supplementary in accordance with Section 1.2(a) and immediately prior to the Effective Time will be, convertible into 100 shares of Company Common Stock. Except for (i) the rights of the holders of Company Preferred Stock as set forth in the Articles of Incorporation and as otherwise set forth in Schedule 2.3(a), and (ii) the Outstanding Company Options under the Company Option Plan, there are no options, warrants, agreements, contracts, or other rights in existence to purchase, acquire or receive from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement to be entered into concurrently with this Agreement or as otherwise set forth in Schedule 2.3(a), there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company. Schedule 2.3(a) sets forth a true and complete list of all stockholders of record of the Company, indicating their name and address of record and number of shares of capital stock of the Company held by each such stockholder.

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(b)          The Bank. The authorized capital stock of the Bank consists of 460,000 shares of common stock, $8.3333333 par value per share, of which 338,589 shares are issued and outstanding, all of which are owned by the Company. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and non-assessable. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued. Other than the Bank Subsidiary and any Investment Securities (as defined in Section 2.14(a)) held by the Bank, the Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

(c)          The Trust Subsidiary. The entire authorized capital stock of the Trust Subsidiary is set forth on Schedule 2.3(c), all of the common securities of which are owned of record by the Company. The issued and outstanding shares of capital stock of the Trust Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Trust Subsidiary any shares of capital stock of the Trust Subsidiary, whether now or hereafter authorized or issued. The Trust Subsidiary does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

(d)          The Bank Subsidiary. The entire authorized equity interests of the Bank Subsidiary is set forth on Schedule 2.3(d), all of which is owned of record by the Bank. The issued and outstanding membership units of the Bank Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank Subsidiary any membership units of the Bank Subsidiary, whether now or hereafter authorized or issued. The Bank Subsidiary does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

2.4           Authorization; No Violation.

(a)          The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the execution and delivery of the Amended Articles Supplementary. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Articles of Incorporation, bylaws, the Maryland Act, or any applicable law, court order or decree to which the Company or any of the Company Subsidiaries is a party or subject, or by which the Company or any of the Company Subsidiaries or any of their respective properties are bound, and no other action on the part of the Company is necessary to authorize (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by it of the transactions contemplated hereby, other than the requisite approval of the Merger by the stockholders of the Company. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Company, the Bank, the Trust Subsidiary, the Bank Subsidiary or any of their respective properties are bound. This Agreement, when executed and delivered, and subject to the consents and regulatory approvals described in Section 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

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(b)          The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the other agreements referenced herein or attached hereto, (ii) approving the Merger and the other transactions contemplated hereby including the filing of the Amended Articles Supplementary, (iii) determining that the terms of the Merger and such other transactions are in the best interests of the Company and its stockholders and (iv) recommending that the Company’s stockholders approve this Agreement. Such resolutions are sufficient to render the Maryland Business Combination Act inapplicable to Wintrust, Merger Co., the Merger, this Agreement and the other agreements contemplated hereby. Other than the appraisal rights contemplated by Section 1.8, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws apply or purport to apply to this Agreement or any other agreement contemplated hereby, the Merger or any other transaction contemplated hereby.

(c)          The only votes of holders of any class or series of Company Common Stock or Company Preferred Stock necessary to approve this Agreement, the Merger and the Amended Articles Supplementary are: (i) the holders of two-thirds of the outstanding shares of Company Common Stock and Series C Preferred Shares (voting together with the Company Common Stock on an as-converted basis) approving (A) the Merger, this Agreement and the transactions contemplated hereby and (B) the amendments contemplated by each of the Amended Articles Supplementary; (ii) the holders of a majority of the outstanding shares of Common Stock approving the amendments contemplated by the Amended Articles Supplementary with respect to the Series C Preferred Shares; (iii) the holders of a majority of the outstanding Series C Preferred Shares approving (A) the Merger, this Agreement and the transactions contemplated hereby and (B) the amendments contemplated by the applicable Amended Articles Supplementary; (iv) the holders of a majority of the outstanding Series D Preferred Shares approving (A) the Merger, this Agreement and the transactions contemplated hereby and (B) the amendments contemplated by the applicable Amended Articles Supplementary; and (v) the holders of a majority of the outstanding Series E Preferred Shares approving (A) the Merger, this Agreement and the transactions contemplated hereby and (B) the amendments contemplated by the applicable Amended Articles Supplementary The affirmative vote of the holders of Company Common Stock or Company Preferred Stock, or any of them, is not necessary to approve any other agreement contemplated hereby or consummate any transaction other than the Merger and the Articles Supplementary.

2.5           Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the transactions contemplated hereby by, including the execution and delivery of the Amended Articles Supplementary, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the filing by Wintrust of the Federal Reserve Application (as defined in Section 3.4), (c) the filing of the Amended Articles Supplementary with the MDAT under the Maryland Act, (d) the filing of the IL Articles of Merger with the IL SOS under the Illinois Act and the MD Articles of Merger with the MDAT under the Maryland Act, (e) the approval of this Agreement, the Merger and the Amended Articles Supplementary by the requisite vote of the stockholders of the Company, and (f) the filing by Wintrust of the Registration Statement (as defined in Section 4.4(b) and the filing with the Commission of such reports under the Exchange Act as may be required in connection herewith.

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2.6           Financial Statements. Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2012 and 2013 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; (b) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2013 (the “Audited Balance Sheet,” and such date, the “Audited Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”); and (c) the unaudited consolidated interim balance sheet of the Company and the Company Subsidiaries as of December 31, 2014 (the “Interim Balance Sheet”) and the related statements of income and changes in stockholders’ equity for the twelve-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Financial Statements attached as Schedule 2.6 (other than the Interim Balance Sheet) are identical in substance to those included in the Company SEC Documents (as defined in Section 2.7(a)). The Financial Statements are complete and correct and have been prepared in conformance with GAAP applied on a consistent basis throughout the periods involved and the published rules and regulations of the Securities and Exchange Commission (the “Commission”) with respect thereto. Each balance sheet (including any related notes) included in the Financial Statements presents fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly in all material respects the consolidated results of operations and cash flow, respectively, of the Company and the Company Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Financial Statements has been certified by the Company’s independent auditor, who has expressed an unqualified opinion on such Financial Statements, and each of the unaudited or Interim Financial Statements has been certified by the Company’s chief executive officer and principal accounting officer. Except as set forth on Schedule 2.6, the books, records and accounts of each of the Company and the Company Subsidiaries accurately and fairly reflect, in reasonable detail and in all material respects, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Company Subsidiaries, as applicable.

2.7           Company SEC Documents.

(a)          Since January 1, 2014, the Company has timely filed all registration statements and other material reports and documents (including any amendments thereto) required to be filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission (the “Company SEC Documents”), and all such Company SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, and the date of the most recent amendment thereto, as the case may be, with all applicable requirements of the Securities Act or the Exchange Act. As of their respective filing and effective dates, and the date of the most recent amendment thereto, none of the Company SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)          With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto:

(i)          the chief executive officer and chief financial officer of the Company (the “Company Certifying Officers”) reviewed such report or amendment before its filing with the Commission;

(ii)         based on the knowledge of the Company Certifying Officers, such report or amendment does not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(iii)        based on the knowledge of the Company Certifying Officers, the financial statements, and other financial information included in such report or amendment, fairly present in all material respect the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in such report or amendment;

(iv)        the Company Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rule 13a 14(c) under the Exchange Act) for the Company and have: (i) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days before the filing date of such report or amendment; and (iii) presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures;

(v)         the Company Certifying Officers have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board: (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to the Company’s auditors any material weaknesses in the Company’s internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(vi)        the Company Certifying Officers have indicated in such report or amendment whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective action with respect to significant deficiencies and material weaknesses; and

(vii)       Schedule 2.7(b)(vii) summarizes all matters disclosed by the Certifying Officers in accordance with clause (v) above.

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(c)          Since January 1, 2013, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company has delivered to Wintrust copies of all material written correspondence sent to or received from the Commission by the Company or any Company Subsidiary or their respective counsel or accountants since January 1, 2013. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the Commission staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing Commission review. To the knowledge of the Company, there are no Commission inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of the Company. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of the Company Subsidiaries has made, arranged, modified (in any material way) or forgiven personal loans to any executive officer or director of the Company.

(d)          Since January 1, 2013, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

(e)          None of the Company Subsidiaries is, or has at any time has been, subject to the reporting requirements of Sections 13(a), 14(a) or 15(d) of the Exchange Act.

2.8           No Undisclosed Liabilities. None of the Company or the Company Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for breaches thereunder by the Company or any of the Company Subsidiaries, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company and each of the Company Subsidiaries, as applicable, in conformity with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board, the board of directors of the Bank (the “Bank Board”), the trustees of the Trust Subsidiary or the managers of the Bank Subsidiary, as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company, the Bank, the Trust Subsidiary or the Bank Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

2.9           Loans; Loan Loss Reserves.

(a)          Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Company or the Bank, oral) to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither the Company nor the Bank has entered into any stand-alone loan repurchase agreements.

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(b)          The reserves for loan and lease losses shown on each of the balance sheets contained in the Financial Statements are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank in excess of such reserves, in each case as shown on the Interim Balance Sheet, are, to the knowledge of the Company and the Bank, collectible in accordance with their terms.

2.10         Properties and Assets.

(a)          Real Property. Schedule 2.10(a) sets forth a complete and correct description of all real property owned by the Company, the Bank or the Bank Subsidiary or in which the Company, the Bank or the Bank Subsidiary has an interest (other than as a mortgagee) (the “Real Property”). Except as set forth on Schedule 2.10(a), no real property or improvements are carried on the Company’s, the Bank’s or the Bank Subsidiary’s books and records as Other Real Estate Owned. The Company, the Bank and the Bank Subsidiary own all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted. Except as otherwise set forth on Schedule 2.10(a), the ownership of the Company, the Bank and the Bank Subsidiary in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company, the Bank, or the Bank Subsidiary is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) minor exceptions or defects in title to real property or recorded easements, rights-of-way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use or operation thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any Real Property by the Company, the Bank or the Bank Subsidiary, as the case may be, have been obtained and are in full force and effect. Except as set forth in Schedule 2.10(a), none of the Company or any of the Company Subsidiaries is the lessor or lessee of any real property.

(b)          Personal Property; Sufficiency of Assets. Schedule 2.10(b) sets forth a complete and correct description of all tangible personal property owned by the Company, the Bank and the Bank Subsidiary, or used by the Company, the Bank and the Bank Subsidiary, and having book value reflected in the Interim Balance Sheet. The Company, the Bank or the Bank Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by the Company, the Bank or the Bank Subsidiary in the conduct of their businesses, free and clear of any Encumbrances, except for Permitted Encumbrances, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted.

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2.11         Material Contracts. Schedule 2.11 lists all Material Contracts, true and complete copies of which have been delivered to Wintrust (other than Material Contracts described in Section 2.11(f) for which the Company has made available to Wintrust during the course of its due diligence investigation). “Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Company, the Bank or the Bank Subsidiary is obligated on the date hereof, including the following:

(a)          all agreements for consulting, professional, advisory, and other similar services, including engagement letters, and including contracts pursuant to which the Company, the Bank or the Bank Subsidiary performs services for others;

(b)          any contract for the sale of any asset or real or personal property of the Company, the Bank or the Bank Subsidiary (other than in the Ordinary Course of Business) or the grant of any preferential rights to purchase any assets or property of the Company, the Bank or the Bank Subsidiary or requiring consent of any party to the transfer thereof;

(c)          any contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $75,000;

(d)          all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company, the Bank or the Bank Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company, the Bank or the Bank Subsidiary, including all Benefit Plans as defined in Section 2.22;

(e)          all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company, the Bank or the Bank Subsidiary;

(f)          all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $750,000;

(g)          all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company, the Bank or the Bank Subsidiary, any “affiliates” of the Company, the Bank or the Bank Subsidiary within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock or Company Preferred Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

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(h)          any contract involving total future payments by the Company, the Bank or the Bank Subsidiary of more than $75,000 or which requires performance by the Company, the Bank or the Bank Subsidiary beyond the first anniversary of the Closing Date, and that by its terms does not terminate or is not terminable by the Company, the Bank or the Bank Subsidiary, as applicable, without penalty within 30 days after the date of this Agreement;

(i)          except for provisions of the Articles of Incorporation and bylaws of the Company, the charter and bylaws of the Bank, or the articles of organization and operating agreement of the Bank Subsidiary, all contracts under which the Company, the Bank or the Bank Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity and other than indemnification obligations contained in agreements entered into in the Ordinary Course of Business);

(j)          any contract granting an Encumbrance upon any assets or properties of the Company, the Bank or the Bank Subsidiary, other than collateral pledge agreements with municipalities in the Ordinary Course of Business;

(k)          any agreement providing for indemnification of any Person (other than the Company, the Bank or the Bank Subsidiary) with respect to liabilities relating to any current or former business of the Company, the Bank or the Bank Subsidiary, or any predecessor thereof (other than contained in agreements entered into in the Ordinary Course of Business);

(l)          any powers of attorney (other than those entered into in the Ordinary Course of Business or contained in agreements entered into in the Ordinary Course of Business);

(m)          any confidentiality or non-disclosure agreement, other than customary agreements entered into in the Ordinary Course of Business;

(n)          any joint venture, partnership, marketing or similar agreements with any other Person; and

(o)          all other material contracts, made other than in the Ordinary Course of Business of the Company, the Bank or the Bank Subsidiary, to which either the Company, the Bank or the Bank Subsidiary is a party or under which either the Company, the Bank or the Bank Subsidiary is obligated.

2.12         No Defaults. Each of the Company, the Bank and the Bank Subsidiary has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company, the Bank or the Bank Subsidiary under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company, the Bank or the Bank Subsidiary. To the knowledge of the Company, the Bank and the Bank Subsidiary, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company, the Bank or the Bank Subsidiary to enforce any of its rights under such Material Contract.

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2.13         Conflict of Interest and Other Transactions. Except as set forth in Schedule 2.13, no officer, director, trustee or manager of the Company or any of the Company Subsidiaries, or holder of 10% or more of the Company Common Stock or Company Preferred Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, the Company, the Bank or the Bank Subsidiary (other than the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Company, the Bank or the Bank Subsidiary in the conduct of their respective businesses; or (b) has any financial, business or contractual relationship or arrangement with the Company, the Bank or the Bank Subsidiary, excluding any agreements and commitments entered into in respect of the Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Bank.

2.14         Investments.

(a)          Set forth on Schedule 2.14(a) is a complete and correct list and description as of January 31, 2015, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company, the Bank or the Bank Subsidiary, other than, with respect to the Bank, in a fiduciary or agency capacity (collectively, the “Investment Securities”). Except as set forth on Schedule 2.14(a) with respect to each Investment Security, the Company, the Bank or the Bank Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure the obligations on the Company or the Company Subsidiaries. The Investment Securities are valued on the books of the Company, the Bank and the Bank Subsidiary in accordance with GAAP. Except as set forth on Schedule 2.14(a) and as may be imposed by applicable securities laws, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company, the Bank or the Bank Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company, the Bank or the Bank Subsidiary is a party, the Company, the Bank or the Bank Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(b)          None of the Company, the Bank or the Bank Subsidiary has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company, the Bank or the Bank Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(c)          There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company, the Bank or the Bank Subsidiary is bound.

(d)          Each of the Company, the Bank and the Bank Subsidiary has made a good faith effort to achieve compliance with 12 U.S.C. § 1851 and the regulations promulgated in connection therewith (the “Volcker Rule”). To the knowledge of the Company, the Bank and the Bank Subsidiary, in the absence of the transactions contemplated hereby, continuing to hold the Investment Securities in their current form would not form the basis for an assertion of any violation of the Volcker Rule by any of the Company, the Bank or the Bank Subsidiary.

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2.15         Compliance with Laws; Legal Proceedings.

(a)          Except as set forth in Schedule 2.15(a), the Company and the Company Subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the issuance, maintenance or redemption of trust preferred securities, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company and the Company Subsidiaries, or the assets owned, used, occupied or managed by any of them, except for, with respect to each of (i) and (ii), matters concerning such compliance that would not be material to the Company or the Bank.

(b)          Each of the Company and the Company Subsidiaries holds all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets (collectively, “Licenses”), all such Licenses are in full force and effect, and none of the Company or any of the Company Subsidiaries has received any notice (whether written or, to the knowledge of the Company or the Bank, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(c)          Except as set forth on Schedule 2.15(c), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company or the Bank, threatened or contemplated against or affecting the Company or the Company Subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Company Subsidiaries from taking any action of any kind in connection with their respective business. Except as set forth on Schedule 2.15(c), none of the Company or Company Subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company or the Bank, oral) of enforcement actions, or any criticism or recommendation of a material nature concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority, and none of the Company or the Company Subsidiaries has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

2.16         Insurance. Schedule 2.16 sets forth a complete and correct list of all policies of insurance in which the Company or any of the Company Subsidiaries is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or the Company Subsidiaries, or which is owned or carried by the Company or the Company Subsidiaries. All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business). No application for any such policies included a material misstatement or omission. All premiums and costs with respect to such policies are set forth on Schedule 2.16 and have been paid to the extent due. None of the Company or any of the Company Subsidiaries is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration, under such policy. No claim currently is pending under any such policy involving an amount in excess of $75,000. All material insurable risks in respect of the business and assets of the Company and the Company Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the size of the Company and the Company Subsidiaries and the business and operations in which the Company and the Company Subsidiaries are engaged. None of the Company or the Company Subsidiaries has received any notice (whether written or, to the knowledge of the Company and the Bank, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

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2.17         Taxes.

(a)          Definitions. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (1) any and all U.S. federal, state, local and non-U.S. taxes, duties, fees, premiums, assessments, imposts, levies and tariffs imposed, assessed, reassessed or collected by any governmental entity, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any governmental entity in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (2) any liability of the Company or any of the Company Subsidiaries for the Taxes described in clause (1) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (3) any liability for Taxes referenced in clauses (1) and (2) as a transferee, successor, guarantor, by contract or by operation of applicable laws or otherwise.

(b)          Tax Returns and Audits.

(i)          The Company and the Company Subsidiaries have each prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company or any of the Company Subsidiaries, as applicable. Except as provided on Schedule 2.17(b)(i), such Tax Returns have been prepared and completed in accordance with applicable legal requirements in all material respects. Schedule 2.17(b)(i) lists all of the jurisdictions in which the Company and the Company Subsidiaries are required to file Tax Returns or pay Taxes.

(ii)         The Company and each of the Company Subsidiaries have duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by them (whether or not shown or required to be shown on any Tax Return).

(iii)        Each of the Company and the Company Subsidiaries has duly and timely withheld or deducted all Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any person, including any former or current Employees, officers or directors and any non-resident person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.

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(iv)        None of the Company or the Company Subsidiaries has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or the Company Subsidiaries is a beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which the Company or any of the Company Subsidiaries may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which the Company or any of the Company Subsidiaries may be liable; (C) the Company or any of the Company Subsidiaries may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which the Company or any of the Company Subsidiaries may be liable.

(v)         No audit or other examination of any Tax Return of any of the Company or any of the Company Subsidiaries is in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit or other examination.

(vi)        There are no liens on the assets of the Company or any of the Company Subsidiaries relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.

(vii)       None of the Company or any of the Company Subsidiaries has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)      Except as set forth in Schedule 2.17(b)(viii), none of the Company or any of the Company Subsidiaries (1) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was the Bank or the Company), (2) owes any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has ever been a party to or bound by any agreement which has as its principal purpose Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement with the principal purpose of allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing Date without any future liability to the Bank, the Company, Wintrust or any of their respective subsidiaries, and (4) has any liability for the Taxes of any Person (other than the Bank) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix)         No claim in writing has ever been made by any governmental entity in a jurisdiction in which the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries, as applicable, is or may be subject to Taxes in such jurisdiction.

(x)          None of the Company of the Company Subsidiaries has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

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(xi)         None of the Company or the Company Subsidiaries has applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the Company or any of the Company Subsidiaries, as applicable, for any periods (or portions thereof) beginning on or after the Closing Date.

(xii)        None of the Company or the Company Subsidiaries has agreed to make, or is not required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xiii)       There is no contract covering any current or former employee or current or former independent contractor of the Company or any of the Company Subsidiaries that, individually or collectively, could give rise to a payment by the Company or any of the Company Subsidiaries (or the provision by the Company or any of the Company Subsidiaries of any other benefits such as accelerated vesting) that would not be deductible by the Company or any of the Company Subsidiaries by reason of Code Section 280G or subject to an excise Tax under Code Section 4999 as a result of the transactions contemplated by this Agreement. None of the Company or the Company Subsidiaries has any indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code Section 409A.

(xiv)      The Company and the Company Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

2.18         Environmental Laws and Regulations.

(a)          Except as set forth on Schedule 2.18, each of the Company and the Company Subsidiaries:

(i)          has had and now has all environmental approvals, consents, licenses, permits and orders required to conduct the business in which it has been or is now engaged; and

(ii)         has been and is in compliance in all material respects with all applicable Environmental Laws (as defined in Section 2.18(d)).

(b)          Except as set forth on Schedule 2.18:

(i)          there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company or the Bank, threatened or contemplated against, or involving, the Company or any of the Company Subsidiaries, or any assets of any of the Company or the Company Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii)         no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any of the Company Subsidiaries;

(iii)        to the knowledge of the Company and the Bank, the Company and the Company Subsidiaries are in material compliance with applicable Environmental Laws;

(iv)        to the knowledge of the Company and the Bank, there has been no Release of Hazardous Materials at or affecting the Real Property or any other property, in each case which has given or reasonably would be expected to give rise to liability of the Company or the Company Subsidiaries in excess of $75,000;

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(v)         to the knowledge of the Company and the Bank, (A) there are no Hazardous Materials in the soils, groundwater or surface waters of the Real Property that exceed applicable clean-up levels under Environmental Laws and (B) no Real Property is currently listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws;

(vi)        to the knowledge of the Company and the Company Subsidiaries, none of the Company or the Company Subsidiaries is or has ever:

(A)        transported or disposed, or arranged for the transportation or disposal, either directly or indirectly through a sub-contractor, of a Hazardous Material, at any facility from which there is a release or threat of release or that is currently undergoing investigation, remediation or other response action under applicable Environmental Laws, or

(B)        owned, operated, leased, subleased or, to the knowledge of the Company or the Bank, held a security interest in (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.

(c)          To the knowledge of the Company and the Bank, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or any of the Company Subsidiaries under any Environmental Law.

(d)          “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized (“CERCLA”), and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq. (“RCRA”), and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any person.

(e)          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), either on the Real Property or migrating from the Real Property onto another property, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

(f)          “Environmental Laws” means all applicable federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to Hazardous Materials or protection of human health and safety.

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2.19         Community Reinvestment Act Compliance. Neither the Company nor the Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better from the Federal Deposit Insurance Corporation (“FDIC”) or other applicable Governmental Authority. Neither the Company nor the Bank knows of any facts or circumstances which would cause the Bank to fail to comply with such provisions or the Bank to receive a rating less than satisfactory.

2.20         Regulatory Reports. Since January 1, 2013, the Company and the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the MDAT, the IL SOS, the Delaware Secretary of State, the Illinois Department of Financial and Professional Regulation (“IDFPR”) and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or any of the Company Subsidiaries (other than with respect to Company SEC Documents required to be filed with the Commission which are the subject of Section 2.7) (the “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

2.21         Employee Matters.

(a)          (i) Neither the Company nor the Bank has entered into, nor is the Company or the Bank otherwise bound by, any collective bargaining agreements that are now in effect with respect to their employees nor has the Company or the Bank experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other dispute relating to any union or collective bargaining within the past three (3) years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the knowledge of the Company and the Bank, threatened against or affecting the Company or the Bank; (iii) to the knowledge of the Company and the Bank, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or the Bank, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or the Bank before the National Labor Relations Board; and (v) neither the Company nor the Bank has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or the Bank. Neither the Company nor the Bank has committed any unfair labor practice. To the knowledge of the Company and the Bank, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Bank.

(b)          Schedule 2.21(b) sets forth the name, job title and date of commencement of employment with respect to each employee of the Company and the Bank (the “Employees”).

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(c)          The Company and the Bank have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company and the Bank are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986 and the Company and the Bank have verified that each and every employee who is currently working in the United States is eligible to work in the United States.

(d)          All employees of the Company and the Bank have been or will have been on or before the Closing, paid in full by the Company or the Bank, as applicable, for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet. All independent contractors who have worked for the Company or the Bank at any time are and have been properly classified as independent contractors pursuant to all applicable regulations. The Company and the Bank have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the knowledge of the Company and the Bank, no officer of either the Company or the Bank intends to terminate employment with the Company or the Bank prior to or following the Closing.

(e)          The Trust Subsidiary and the Bank Subsidiary do not have, nor have the Trust Subsidiary or Bank Subsidiary ever had, any employees.

2.22         Employee Benefit Plans.

(a)          Schedule 2.22(a) includes a complete and correct list of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Bank which the Company or the Bank maintain or contribute to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which the Company or the Bank is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the “Benefit Plans”). Neither the Company nor the Bank has, and has ever had, an affiliate that would be treated as a single employer together with the Company or the Bank (an “ERISA Affiliate”) under Section 414 of the Code other than the Company and the Bank with respect to each other. The Company previously has delivered to Wintrust true and complete copies of the following with respect to each Benefit Plan: (i) copies of each Benefit Plan, and all related plan descriptions; (ii) the last three years’ Annual Returns on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents. In addition, the Company has delivered to Wintrust true and complete copies of the following:

(i)          all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors that relate to any Benefit Plan;

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(ii)         all notices and other communications that were given by the Company, the Bank or any Benefit Plan to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any participant or beneficiary, pursuant to applicable law, within the four years preceding the date of this Agreement;

(iii)        all notices or other communications that related to the Company, the Bank or any Benefit Plan that were given by the IRS, the PBGC, or the Department of Labor to the Company, the Bank or any Benefit Plan within the four years preceding the date of this Agreement; and

(iv)        with respect to Benefit Plans subject to ERISA Title IV, the Form PBGC-1 filed for each of the three most recent plan years.

(b)          Except as set forth in Schedule 2.22(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Bank under any Benefit Plan or any other increase in the liabilities of the Company or the Bank under any Benefit Plan as a result of the transactions contemplated by this Agreement.

(c)          Neither the Company nor the Bank maintains or participates, nor has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor the Bank or, to their knowledge, any director or employee of the Company or the Bank, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s or the Bank’s knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. The Company and the Bank do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.

(d)          Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Bank are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the knowledge of the Company and the Bank, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust. The Company has provided Wintrust with copies of the most recent IRS determination letters (or opinion or advisory letters) for each Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code.

(e)          Each Benefit Plan is, and since its inception has been, administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500. None of the Company, the Bank or any affiliate of the Company or the Bank that is a fiduciary with respect to any Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, nor does the Company or the Bank anticipate any such submission of any Benefit Plan.

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(f)          Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the knowledge of the Company and the Bank, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law or violation of any Benefit Plan document or related agreement. To the knowledge of the Company and the Bank, there is no reasonable basis for any such litigation, claim or assessment.

(g)          No Benefit Plan fiduciary or any other person has, or has had, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h)          All accrued contributions and other payments to be made by the Company or the Bank to any Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements. Neither the Company nor the Bank is in default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan. Except to the extent reserved for and reflected in the Financial Statements in accordance with this Section 2.22(h), neither the Company nor the Bank has committed to, or announced, a change to any Benefit Plan that increases the cost of the Benefit Plan to the Company or the Bank.

(i)          Except as set forth on Schedule 2.22(i), no Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(j)          Except as set forth on Schedule 2.22(j), the provisions of any Benefit Plan that constitutes a “non-qualified deferred compensation plan” under Code Section 409A, and the operation of any such plan, have at all times been in compliance with Code Section 409A or guidance issued thereunder.

(k)          There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Benefit Plans or otherwise. The Company and the Bank have complied in all respects with the requirements for continued healthcare coverage under ERISA Section 601 et seq. and Code Section 4980B.

(l)          With respect to each Benefit Plan that is subject to ERISA Title IV (a “Title IV Plan”):

(i)          The Company and the Bank have at all times met the minimum funding standard, and has made all contributions required, under ERISA § 302 and Code § 412;

(ii)         The Company and the Bank have paid all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”);

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(iii)        Neither the Company nor the Bank has ceased operations at any facility or withdrawn from any Title IV Plan in a manner that would subject any entity, the Company or the Bank to liability under ERISA § 4062(e), § 4063, or § 4064;

(iv)        Neither the Company nor the Bank has ever filed a notice of intent to terminate any Title IV Plan or adopted any amendment to treat a Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Title IV Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Title IV Plan;

(v)         No amendment has been made, or is reasonably expected to be made, to any Title IV Plan that has required or could require the provision of security under ERISA § 307 or Code § 401(a)(29);

(vi)        Since the last valuation date for each Title IV Plan, no event has occurred or circumstance exists that would increase the amount of benefits under any Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in ERISA § 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase;

(vii)       No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred; and

(viii)      Neither the Company nor the Bank has any knowledge of any facts or circumstances that may give rise to any liability of the Company, the Bank or Wintrust to the PBGC under Title IV of ERISA.

(m)          Except as set forth in Schedule 2.22(m), the consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit by the Bank or under any Benefit Plan.

(n)          No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Benefit Plan with respect to any misclassification of a person performing services for the Company or the Bank as an independent contractor rather than as an employee.

(o)          The Company and the Bank each have the right to modify and terminate benefits to retirees (other than pensions provided pursuant to Title IV Plans) with respect to both retired and active employees.

2.23         Technology and Intellectual Property.

(a)          Schedule 2.23 sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by or for the benefit of the Company, the Bank or the Bank Subsidiary, or used in or necessary to conduct the Company’s, the Bank’s or the Bank Subsidiary’s business as presently conducted. The items on Schedule 2.23, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company, the Bank and the Bank Subsidiary, constitute the “Intellectual Property.”

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(b)          The Company, the Bank or the Bank Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Bank to use the Intellectual Property in the conduct of its business as presently conducted. Neither the Company nor the Bank has received any notice (whether written or, to the knowledge of the Company and the Bank, oral) alleging that the Company, the Bank or the Bank Subsidiary has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the knowledge of the Company and the Bank, none of the Company, the Bank or the Bank Subsidiary has committed any such violation or infringement. To the knowledge of the Company or the Bank, there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Company, the Bank or the Bank Subsidiary to be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company, the Bank or the Bank Subsidiary is a party or by which it is bound, or that use of such Intellectual Property by the Bank will, as a result of such consummation, violate or infringe the rights of any Person, or subject Wintrust, the Company, the Bank or the Bank Subsidiary to liability of any kind, under any such contract.

(c)          The Company, the Bank or the Bank Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the IT Assets as is necessary to permit the Company, the Bank and the Bank Subsidiary to use the IT Assets in the conduct of their respective businesses as presently conducted. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company, the Bank and the Bank Subsidiary in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company, the Bank or the Bank Subsidiary. To the knowledge of the Company, the Bank and the Bank Subsidiary, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of the Company, the Bank and the Bank Subsidiary, no Person has gained unauthorized access to the IT Assets. The Company, the Bank and the Bank Subsidiary have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Company, the Bank and the Bank Subsidiary, except for “off the shelf” software licensed by the Company, the Bank or the Bank Subsidiary in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

2.24         Absence of Certain Changes or Events. Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (i) since the Audited Balance Sheet Date, any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or any of the Company Subsidiaries, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future, or (ii) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since the Audited Balance Sheet Date that may reasonably be expected to have or result in a material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or any of the Company Subsidiaries. No fact or condition exists with respect to the business, operations or assets of the Company or any of the Company Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application or any other regulatory approval referenced in this Agreement to be denied or unduly delayed.

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2.25         Conduct of Business Since Audited Balance Sheet Date. Except as set forth on Schedule 2.25, since the Audited Balance Sheet Date the business of the Company and each of the Company Subsidiaries has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Audited Balance Sheet Date, except as set forth on such Schedule, none of the Company or the Company Subsidiaries has taken, or has caused, suffered or permitted to be taken any of the following actions:

(a)          sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any assets of the Company or the Company Subsidiaries reflected on the Audited Financial Statements or any assets acquired by the Company or any of the Company Subsidiaries after the Audited Balance Sheet Date, except for (i) OREO and loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business, (ii) real estate loans pledged as collateral for Federal Home Loan Bank advances in the Ordinary Course of Business, and (ii) Permitted Encumbrances;

(b)          cancelled any debts owed to or claims held by the Company or any of the Company Subsidiaries (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c)          created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or any of the Company Subsidiaries, or entered into, as lessee, any capitalized lease obligations (as defined in Accounting Standards Codification Topic 840), in either case other than in the Ordinary Course of Business;

(d)          accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or any of the Company Subsidiaries in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(e)          delayed or accelerated payment of any account payable or other liability of the Company or any of the Company Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f)          declared or paid any dividend on shares of Company Common Stock or Preferred Stock or made any other distribution with respect thereto;

(g)          instituted any increase in any compensation payable to any employee of the Company or the Bank other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or the Bank;

(h)          prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods); or

(i)          made any change in the accounting principles and practices used by the Company or the Company Subsidiaries from those applied in the preparation of the Audited Financial Statements and the related statements of income and cash flow for the period then ended.

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2.26         Change in Business Relationships. None of the Company or the Company Subsidiaries has received notice (whether written or, to the knowledge of the Company and the Bank, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or any of the Company Subsidiaries intends to discontinue, diminish or change its relationship with the Company or any of the Company Subsidiaries, the effect of which would be material to the business, assets or operations of the Company or any of the Company Subsidiaries, or (b) that any executive officer of the Company or the Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or any of the Company Subsidiaries.

2.27         Brokers’ and Finders’ Fees. Except as set forth in Schedule 2.27, none of the Company or the Company Subsidiaries has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

2.28         Section 280G Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.

2.29         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 4.4(b) below) to be filed with the Commission by Wintrust in connection with the transactions contemplated by this Agreement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement (as defined below) will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Wintrust or Merger Co. in writing for inclusion or incorporation by reference in the Proxy Statement.

2.30         Opinion of Financial Advisor. The Company has received the opinion of D.A. Davidson & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of shares of Company Common Stock and the holders of shares of each class of Company Preferred Stock is fair to each such holder from a financial point of view, a signed copy of which opinion has been delivered to Wintrust.

2.31         No Omissions. None of the representations and warranties contained in Article III, in the Schedules provided for herein by the Company is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

CONCERNING WINTRUST AND MERGER CO.

Except as set forth in the specific Schedule relating to a specific and corresponding Section below, Wintrust and Merger Co. hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

3.1           Organization.

(a)          Wintrust is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Wintrust.

(b)          Merger Co. is a limited liability company duly organized and validly existing under the laws of the State of Illinois and has the limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Co. has conducted no business other than in connection with the execution and delivery of this Agreement.

(c)          Wintrust’s depository banking subsidiaries are duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the respective states where they are located, and have the requisite power and authority to own their respective properties and to carry on their business as presently conducted, except, with respect to any of the foregoing, where the failure to be so authorized or so qualified would not have a Material Adverse Effect on Wintrust.

3.2           Capitalization.

(a)          Except as set forth in Schedule 3.2(a), the authorized capital stock of Wintrust is as set forth in the Wintrust SEC Documents (as defined in Section 3.5(a)). The issued and outstanding shares of Wintrust have been duly and validly authorized and issued and are fully paid and non-assessable. There are no shares of capital stock of Wintrust reserved under any equity incentive plans in excess of the amounts reflected in the Wintrust SEC Documents.

(b)          The authorized limited liability company interests of Merger Co. consists of 1,000 units, all of which are issued and outstanding and owned by Wintrust. The issued and outstanding units of Merger Co. have been duly authorized and issued and are fully paid and non-assessable.

3.3           Authorization; No Violations. The execution and delivery of this Agreement by Wintrust and Merger Co. and the performance of Wintrust’s and Merger Co.’s obligations hereunder have been duly and validly authorized by the Board of Directors of Wintrust and the Board of Managers of Merger Co., and by Wintrust as the sole member of Merger Co., do not violate or conflict with the articles of incorporation or by-laws of Wintrust, the articles of organization or operating agreement of Merger Co., the Illinois Act or any applicable law, court order or decree to which Wintrust or Merger Co. is a party or subject, or by which Wintrust or Merger Co. is bound, and require no further corporate, limited liability company, shareholder or member approval, as applicable, on the part of Wintrust or Merger Co. Subject to receipt of the consents or approvals set forth on Schedule 3.4, the execution and delivery of this Agreement by Wintrust and Merger Co. and the performance of Wintrust’s and Merger Co.’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Wintrust or Merger Co. is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of each of Wintrust and Merger Co., subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

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3.4           Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Wintrust or Merger Co. of this Agreement and the consummation by Wintrust and Merger Co., as of the Effective Date, of the transactions contemplated by this Agreement, except for (a) the consents and approvals set forth on Schedule 3.4, (b) the filing by Wintrust of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”), (d) the filing by Wintrust of the Registration Statement (as defined in Section 4.4(b)), (e) the filing by the Company of the Amended Articles Supplementary with the MDAT under the Maryland Act, and (f) the filing of the IL Articles of Merger with the IL SOS under the Illinois Act, and the MD Articles of Merger with the MDAT under the Maryland Act.

3.5           Wintrust SEC Filings and Financial Statements.

(a)          Since January 1, 2014, Wintrust has timely filed all registration statements and other material reports and documents (including any amendments thereto) required to be filed with the Commission under the Securities Act and the Exchange Act and the rules and regulations of the Commission (the “Wintrust SEC Documents”), and all such Wintrust SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, and the date of the most recent amendment thereto, as the case may be, with all applicable requirements of the Securities Act or the Exchange Act. As of their respective filing and effective dates, and the date of the most recent amendment thereto, none of the Wintrust SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The audited consolidated financial statements contained or incorporated by reference in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2014 have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Wintrust and its subsidiaries at the dates shown and the consolidated results of their operations, changes in stockholders’ equity and cash flows for the periods then ended.

(c)          The allowance for loan losses shown on each of the balance sheets contained in the Wintrust SEC Documents are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the applicable date of such balance sheet.

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(d)          Since January 1, 2013, no attorney representing Wintrust, whether or not employed by Wintrust, has reported to Wintrust’s chief legal counsel or chief executive officer evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Wintrust or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the Commission staff with respect to Wintrust SEC Reports. To the knowledge of Wintrust, none of the Wintrust SEC Reports is the subject of ongoing Commission review. To the knowledge of Wintrust, there are no Commission inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of Wintrust. Wintrust is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, Wintrust has not made, arranged, modified in any material way or forgiven any personal loans to any executive officer or director of Wintrust.

(e)          Since January 1, 2013, neither Wintrust nor, to the knowledge of Wintrust, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Wintrust or its internal accounting controls, including any material complaint, allegation, assertion or claim that Wintrust has engaged in questionable accounting or auditing practices.

3.6           Compliance with Laws; Legal Proceedings.

(a)          Wintrust and its subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking, their holding companies and their subsidiaries or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Wintrust or any of its subsidiaries or the assets owned, used, occupied or managed by Wintrust or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Wintrust. Wintrust and its subsidiaries (direct and indirect) hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets.

(b)          Except as may be disclosed in the Wintrust SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Wintrust, threatened or contemplated against or affecting Wintrust or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Wintrust or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Wintrust SEC Documents, none of Wintrust or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of Wintrust, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Wintrust and its subsidiaries taken as a whole, and Wintrust has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.

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3.7           Wintrust Regulatory Reports. Since January 1, 2014, Wintrust and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the OCC, the IDFPR and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Wintrust or its subsidiaries (the “Wintrust Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Wintrust Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8           No Adverse Change. Except as disclosed in the Wintrust SEC Documents or this Agreement, there has not occurred (a) since December 31, 2013, any Material Adverse Effect on Wintrust, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2013 that may reasonably be expected to have or result in a Material Adverse Effect on Wintrust. No fact or condition exists with respect to the business, operations or assets of Wintrust or its subsidiaries which Wintrust has reason to believe may cause the Federal Reserve Application or any of the other regulatory approvals referenced in Section 6.3 or 7.3 to be denied or unduly delayed.

3.9           Brokers’ and Finders’ Fees. Neither Wintrust nor Merger Co. has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.10         Taxation of the Merger. Neither Wintrust nor any subsidiary of Wintrust has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the knowledge of Wintrust, there are no agreements or arrangements to which Wintrust or any subsidiary of Wintrust is a party that would prevent the Merger from so qualifying.

3.11         Information Supplied. None of the information supplied or to be supplied by Wintrust or Merger Co. for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Wintrust or Merger Co. with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

3.12         No Omissions. None of the representations and warranties contained in ARTICLE III or in the Schedules provided for herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

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ARTICLE IV

AGREEMENTS AND COVENANTS

4.1           Conduct of Business. As required in Section 6.2, as a condition precedent to the obligations of Wintrust and Merger Co., the Company shall certify as to the fulfillment of the Company’s agreement that during the period commencing on the date hereof and continuing until the Effective Time, the Company shall conduct the its business and shall cause the Bank Subsidiaries to conduct their respective businesses in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the generality of the foregoing, without the prior written consent of Wintrust:

(a)          no change shall be made in the Articles of Incorporation or bylaws of the Company, the charter or bylaws of the Bank, the certificate of trust or trust agreement of the Trust Subsidiary, and the articles of organization or operating agreement of the Bank Subsidiary (except such changes as are contemplated by the filing of the Amended Articles Supplementary in accordance with Section 1.2(a) of this Agreement);

(b)          except with respect to (i) the termination and cancellation of Outstanding Company Options in accordance with Section 1.9 or (ii) the rights of holders to convert their Company Preferred Stock to Company Common Stock pursuant to the terms of the Articles Supplementary, no change shall be made in the capitalization of the Company (including the granting of any additional options under the Company Option Plan) or any of the Company Subsidiaries, or in the number of issued and outstanding shares of Company Common Stock or Company Preferred Stock, or in any of the rights set forth in the Articles of Incorporation (except such changes as are contemplated by the filing of the Amended Articles Supplementary in accordance with Section 1.2(a) of this Agreement);

(c)          the compensation of officers or key employees of the Company or the Bank shall not be increased, nor any bonuses paid except in the Ordinary Course of Business, and there are no such changes to compensation or bonuses anticipated to be made during the next six (6) months;

(d)          no Loan, or renewal or restructuring of a Loan, in the amount of $750,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $750,000) shall be made by the Bank except after delivering to Wintrust written notice, including a complete loan package for such Loan, renewal or restructuring, in a form consistent with the Bank's policies and practice, at least five business days prior to such Loan, renewal or restructuring, and such Loan or renewal or restructuring of a Loan shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Bank's current loan policies and applicable rules and regulations or applicable Governmental Authorities with respect to amount, term, security and quality of such borrower or borrower's credit; and

(e)          no dividends or other distributions shall be declared or paid by the Company;

(f)          the Company and each of the Company Subsidiaries shall use their commercially reasonable efforts to maintain their present insurance coverage in respect of their properties and businesses;

(g)          no significant changes shall be made in the general nature of the business conducted by the Company and the Company Subsidiaries;

(h)          except as contemplated pursuant to Section 6.8, no employment, consulting or similar agreements shall be entered into by the Company or any of the Company Subsidiaries that are not terminable by the Company or the Company Subsidiaries, as applicable, on 30 days’ or fewer notice without penalty or obligation, nor shall the Company or the Bank terminate the employment of any officer thereof without first notifying Wintrust;

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(i)          except as expressly provided in this Agreement, neither the Company nor the Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(j)          the Company and the Company Subsidiaries, as applicable, shall file all Tax Returns in a timely manner, shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto and shall not change any of its accounting methods for federal and state income tax purposes;

(k)          none of the Company or the Company Subsidiaries shall make any expenditure for fixed assets in excess of $50,000 for any single item, or $200,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;

(l)          none of the Company or the Company Subsidiaries shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the current policies of the Company and the Company Subsidiaries;

(m)          none of the Company or the Company Subsidiaries shall fail to do anything that will cause a breach by the Company or any of the Company Subsidiaries of, or default by the Company or any of the Company Subsidiaries under, any Material Contract;

(n)          the Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(o)          the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A or better by Moody’s Investors Service or by Standard and Poor’s;

(p)          the Bank shall not (i) accept or renew any brokered deposits, or (ii) incur additional Federal Home Loan Bank advances or other types of ordinary course wholesale funding (except for Federal funds purchased); and

(q)          no changes of a material nature shall be made in any of the Company’s or the Company Subsidiaries’ accounting procedures, methods, policies or practices or the manners in which the Company or the Company Subsidiaries maintain their respective records.

4.2           Access to Information and Premises.

(a)          The Company shall provide Wintrust and its representatives reasonable access, during normal business hours and on reasonable advance notice to the Company, to further information (to the extent permissible under applicable law) and the Company’s and the Bank’s premises for purposes of (i) observing the Company’s and the Company Subsidiaries’ business activities and operations and to consult with their officers and employees regarding the same on an ongoing basis to verify compliance by the Company and the Company Subsidiaries with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or the Company Subsidiaries.

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(b)          Wintrust will use such information as is provided to it by the Company and the Company Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Company Subsidiaries and for such other purposes as may be related to this Agreement, and Wintrust will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Wintrust dated February 4, 2014 (the “Confidentiality Agreement”).

4.3           Board Notices and Minutes. The Company shall give reasonable notice to Wintrust of all meetings of the Company Board, the Bank Board, the trustee of the Trust Subsidiary or the managers of the Bank Subsidiary, and any of their respective committees, and if known, the agenda for or business to be discussed at such meetings, except to the extent objected to by state or federal bank regulatory agencies, prohibited by law or in connection with any lawfully invoked privilege, the disclosure could result in a waiver of the Company’s attorney-client privilege, the Company Board will be discussing this Agreement or the transactions contemplated under this Agreement, or the matter relates to the Company Board’s deliberations regarding a Company Takeover Proposal, other than the information required to be provide to Wintrust pursuant to Section 4.8(c). In the event of any such objection by state or federal banking authorities, the Company shall promptly notify Wintrust and its counsel, without identifying the specific matter that was the subject of the objection. To the extent permissible under law, and unless otherwise provided above, the Company shall promptly transmit to Wintrust copies of all notices, minutes, consents and other materials that the Company, the Bank, the Trust Subsidiary and the Bank Subsidiary provide to their respective directors, trustees or managers. Wintrust agrees to hold in confidence all such information pursuant to the Confidentiality Agreement.

4.4           Regulatory Filings of Wintrust.

(a)          Within 20 days following execution and delivery of this Agreement, Wintrust will file the Federal Reserve Application and take all other appropriate actions necessary to obtain the regulatory approvals referred to in Sections 6.3 and 7.3 hereof (other than those to be obtained from the Commission, which are the subject of Section 4.4(b)), and the Company and the Bank will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation of Wintrust to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion. In advance of filing any application for such regulatory approval, Wintrust shall provide the Company and its counsel with a copy of such application (but excluding any information contained therein regarding Wintrust and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from any regulatory authority with respect to such application.

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(b)          Wintrust shall file, as soon as reasonably practicable after the execution of this Agreement, a registration statement on Form S-4 under the Securities Act covering Wintrust Common Stock to be issued pursuant to the Merger and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the (“Registration Statement”). The Registration Statement shall include a proxy statement/prospectus (the “Proxy Statement”) acceptable to Wintrust and the Company, prepared by Wintrust and the Company for use in connection with the Stockholders’ Meeting, all in accordance with the rules and regulations of the Commission, it being understood that Wintrust shall have final approval authority with respect to the content of the Proxy Statement (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall provide to Wintrust prompt written notice, within one business day, of the occurrence of any event requiring or possibly requiring an amendment or supplement to the Registration Statement or the Proxy Statement, and cooperate in the preparation, filing and dissemination to Stockholders of any such amendment or supplement.

(c)          Each of the parties shall use all reasonable and diligent efforts to respond as promptly as practicable to any comments of the Commission with respect to the Registration Statement and the Proxy Statement. The Company shall use all reasonable and diligent efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The parties shall notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. Each party shall give each other party an opportunity to participate in any discussions or meetings such party has with the Commission in connection with the Proxy Statement, the Registration Statement or the Merger.

(d)          Notwithstanding anything in the foregoing clauses (b) and (c) of this Section 4.4 to the contrary, before filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, each of Wintrust and the Company (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the Commission prior to receiving the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed). Each of Wintrust and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Wintrust Common Stock included in the Merger Consideration for offering or sale in any jurisdiction, and each of Wintrust and the Company shall use all reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Wintrust shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Wintrust Common Stock; provided that Wintrust shall not have an obligation to qualify to do business in any jurisdiction in which it is not already qualified.

4.5           Meeting of Stockholders of the Company. As soon as practicable following the effectiveness of the Registration Statement, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby, and the amendments to the Articles of Incorporation, as contemplated by the Amended Articles Supplementary, in accordance with the Articles of Incorporation, the Company’s bylaws and the Maryland Act (the “Stockholders’ Meeting”).

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4.6           Business Relations and Publicity. The Company and each of the Company Subsidiaries shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Company Subsidiaries with suppliers, clients, customers, employees, and others having business relations with the Company and the Company Subsidiaries. Wintrust and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or the rules of the Nasdaq Global Select Market (“NASDAQ”), no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Wintrust to the content of any communication to the Company’s stockholders.

4.7           Covenants Regarding Real Property.

(a)          Title Commitments. The Company shall deliver to Wintrust, at the Company’s sole expense, with respect to each parcel of the Real Property, no later than thirty (30) days after the date hereof, a commitment for an owner’s title insurance policy, ALTA Policy Form 2006, if available (if not available, then Form B-1992) (collectively, the “Title Commitments”), having an effective date as near as feasible to the date of delivery of such Title Commitments, from a title insurance company designated by the Company and reasonably satisfactory to Wintrust (the “Title Insurer”).

(b)          Surveys. Prior to the date of this Agreement, the Company delivered to Wintrust the Company’s existing surveys with respect to the Real Property. Within sixty (60) days after the date of this Agreement, the Company shall, at the Company’s sole expense, obtain a new survey for each parcel of the Real Property which (i) shall include easements, if any, that are for the benefit of all or any portion of the Real Property, (ii) shall be updated and certified to Wintrust, the Title Insurer and such other persons as Wintrust shall reasonably request by a registered Illinois land surveyor as having been prepared in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys, jointly established and adopted by ALTA and NSPS in 2011, and shall include Items 1-4, 6(b), 7(a), 7(b)(1), 7(c), 8-10, 11(a), 13, 14, 16-19 and 21 of Table A thereof; and (iii) shall show any encroachments over recorded easements or onto adjacent property by the buildings or other improvements on the Real Property or encroachments onto the Real Property by any improvements located on the adjacent property (collectively, the “Surveys”).

(c)          Title Defects. Upon receipt of the last to be received of the Title Commitments, the Surveys and all Schedule B documents referenced in the Title Commitments and the Surveys, Wintrust will have a period of ten (10) days to examine the Title Commitments and notify the Company in writing (the “Title Defect Notice”) of (i) any defects or objections materially affecting the marketability of the title to the Real Property which are not included in the Permitted Encumbrances (the “Title Defects”) and (ii) any endorsements (“Title Endorsements”) to the Title Policies (as defined below) reasonably required by Wintrust. Without limiting the generality of the foregoing, the Title Endorsements shall include an extended coverage endorsement deleting or insuring over all general or standard exceptions to title customarily contained in such Title Policies and a 3.1 zoning endorsement (with parking coverage). Upon its receipt of the Title Defect Notice, the Company will have until the Closing Date to cure the Title Defects and obtain the Title Endorsements at the Company’s sole expense. If the Company fails or elects not to cure the Title Defects or obtain the Title Endorsements by the Closing Date and such Title Defects either materially interfere with the use or operation of the Real Property, or materially affect the fair market value of the Real Property, in either case as determined by Wintrust in its sole reasonable discretion, Wintrust will have the option in its sole discretion to: (x) terminate this Agreement by giving written notice of termination to the Company; or (y) accept title to the Real Property with the Title Defects and without the Title Endorsements, subject to a reduction in the Merger Consideration equal to an amount to be mutually agreed upon in good faith by Wintrust and the Company.

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(d)          Title Policies. At the Closing, the Company shall obtain and deliver to Wintrust for each parcel of the Real Property, at the Company’s sole expense, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy, dated as of the later of the Closing Date and the actual date of recording of the deed for the Real Property, on ALTA Policy Form 2006, if available (if not available, then Form B-1992), with respect to the Real Property, issued by the Title Insurer, insuring the fee simple estate of Buyer in the Real Property in the amount not less than the greater of (i) the appraised value of the Real Property and (ii) the value at which the Company carries the Real Property on its books, subject only to the Permitted Encumbrances (collectively, the “Title Policies”) and containing the Title Endorsements.

(e)          Recordation Fees. The Company and Wintrust shall each bear one half (1/2) of the cost of all recording fees, if any, incurred in connection with properly documenting the transfer or conveyance of the Real Property in connection with the Merger. The Company shall pay the cost of all recording fees incurred in connection with curing any Title Defects.

4.8           No Solicitation by Company.

(a)          Termination of Existing Discussions. The Company shall, and shall cause each of its Representatives to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Wintrust or Merger Co.) regarding any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. Except as expressly permitted pursuant to Section 4.8(c), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such soliciting activities, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Wintrust and Merger Co.) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Company Takeover Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Company Subsidiary in connection with its consideration of any potential Company Takeover Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic dataroom access previously granted to any such Prior Company Bidder.

(b)          Prohibition on Soliciting Activities. Except as permitted by Section 4.8(c), the Company shall not, and shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or encourage, or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations with, or furnish any information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any Person (or any Representative of a Person) that has made, is seeking to make, has informed the Company of any intention to make, or has publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. Any violation of the restrictions set forth in this Section 4.8 by any Representative of the Company shall be deemed to be a breach of this Section 4.8 by the Company.

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(c)          Discussions Permitted in Certain Circumstances. Before receipt of the Company Stockholder Approval, the Company and its Representatives may, if the Company Board determines, in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with their directors’ duties under Maryland law, and subject to the Company’s compliance with Section 4.8(f), in response to a bona fide, written Company Takeover Proposal received after the date of this Agreement that the Company Board determines, in good faith, after consultation with outside counsel and its financial advisors, constitutes or is reasonably capable of resulting in a Superior Company Proposal, and so long as such written Company Takeover Proposal was not solicited by the Company and did not otherwise result from a breach or a deemed breach of this Section 4.8, (i) furnish information with respect to the Company to the Person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (ii) participate in discussions and negotiations (including solicitation of a revised Company Takeover Proposal) with such Person and its Representatives regarding such Company Takeover Proposal. The Company shall provide to Wintrust copies of all nonpublic information (to the extent that such nonpublic information has not been previously provided or made available to Wintrust) that is made available to any such third party before or substantially concurrently with the time it is provided or made available to such third party. The Company shall not furnish any information or participate in any discussions or negotiations with any Person pursuant to this Section 4.8(c) unless the Company notifies Wintrust in writing of its intention to take such action, promptly after the Company Board resolves to take such action, which notice shall include the identity of such Person, a true and complete copy of the most current version of any applicable Company Takeover Proposal (including any proposed agreement or other offer documents) and a true and complete copy of the applicable confidentiality agreement. The Company shall keep Wintrust promptly advised of all material developments (including all changes to the material terms of any Company Takeover Proposal), discussions or negotiations regarding any Company Takeover Proposal and the status of such Company Takeover Proposal.

(d)          Company Recommendation. Except as permitted by Section 4.8(e), the Company shall cause the Proxy Statement to include the recommendation of the Company Board to the Company’s stockholders that they give the Company Stockholder Approval (the “Company Recommendation”). Except as permitted by Section 4.8(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Wintrust or Merger Co., or propose publicly to withdraw or modify in a manner adverse to Wintrust or Merger Co., the approval or recommendation by the Company Board of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to any Company Takeover Proposal shall be considered an amendment or adverse modification), (ii) enter into, approve, adopt or recommend, or propose publicly to enter into, approve, adopt or recommend, any Company Takeover Proposal or any letter of intent, term sheet, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract or instrument constituting or relating to any Company Takeover Proposal (other than a confidentiality agreement permitted by this Section 4.8), (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or bylaws of the Company, inapplicable to any transactions contemplated by a Company Takeover Proposal, or take any other action inconsistent with the Company Recommendation, (iv) waive the benefits of, provide any consent under, permit any noncompliance with, fail to enforce, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party or (v) authorize any of, or resolve, commit or agree to take any of, the foregoing actions (any of the foregoing, a “Company Recommendation Change”). Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any Representative of the Company shall be deemed to be a Company Recommendation Change.

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(e)          Change in Recommendation Permitted in Certain Circumstances. If the Company and the Company Subsidiaries have complied with all their obligations under this Section 4.8, and the Company Board receives a Superior Company Proposal and as a result thereof the Company Board determines in good faith and after consultation with outside counsel and its financial advisors that a failure to so act would be inconsistent with their directors’ duties under Maryland law, then before receipt of the Company Stockholder Approval (and in no event after receipt of the Company Stockholder Approval) the Company Board may make a Company Recommendation Change and/or, subject to compliance with the requirements of this Section 4.8(e), and Sections 9.1(b) and 9.1(d), terminate this Agreement in order to enter concurrently into a definitive agreement providing for the implementation of such Superior Company Proposal. The Company Board shall not make a Company Recommendation Change pursuant to this Section 4.8(e) or terminate this Agreement as permitted by the preceding sentence unless: (1) the Company notifies Wintrust in writing of its intention to take such action, promptly after the Company Board resolves to take such action but in any event not less than five business days before taking such action, which notice shall include the identity of the offeror and a true and complete copy of the most current version of such Superior Company Proposal (including any proposed agreement or other offer documents), (2) for five business days following delivery of such notice, the Company negotiates in good faith with Wintrust with respect to any revised proposal from Wintrust in respect of the terms of the Merger and the other transactions contemplated hereby (to the extent Wintrust desires to negotiate) with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (3) Wintrust does not make, within such five-business day period, an offer that is at least as favorable to the stockholders of the Company, as determined by the Company Board in good faith based on the advice of the Company’s independent financial advisor, as such Superior Company Proposal (it being understood that any amendment to the financial terms or other material terms of any such Superior Company Proposal shall require a new written notice from the Company and an additional five-business day period that satisfies this Section 4.8(e)).

(f)          Required Notices. The Company promptly and in any event within one business day shall advise Wintrust orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, and the identity of the Person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Wintrust fully informed on a current basis of the status of any such Company Takeover Proposal or inquiry, including any change to the material terms thereof and (ii) provide to Wintrust promptly and in any event within one business day after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(g)          Disclosures under Law. Nothing in this Section 4.8 shall prohibit the Company Board from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Law, or (B) making any disclosure to the Company’s stockholders if the Company Board determines, after consultation with outside counsel, that failure to so disclose such position would be reasonably likely to give rise to a violation of Law, in each case so long as such disclosure is limited to (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (y) an express rejection of an applicable Company Takeover Proposal or (z) an express reaffirmation of the Company Recommendation.

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(h)          Certain Definitions. For purposes of this Agreement:

(i)          “Company Takeover Proposal” means any offer or proposal by any Person concerning any (i) merger, consolidation, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person (or the stockholders of such Person) would own 15% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company or any Company Subsidiary (including equity interests of any of Company Subsidiary) representing 15% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the outstanding stock of the Company, (iv) transaction or series of transactions in which any Person (or the stockholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 15% or more of the outstanding stock of the Company or (v) any combination of the foregoing.

(ii)         “Representative” means, with respect to any Person, any direct or indirect subsidiary of such Person, or any officer, director, employee, investment banker, attorney or other agent, advisor or representative of such Person or any direct or indirect subsidiary of such Person.

(iii)        “Superior Company Proposal” means a bona fide written Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “15% or more” shall be replaced by “80% or more”), on its most recently amended or modified terms, if amended or modified, received by the Company on or after the date of this Agreement, for which any necessary financing is committed and that the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) to be (i) more favorable to the holders of Company Common Stock and Company Preferred Stock than the Merger and the transactions contemplated hereby (taking into account the likelihood of effecting the transaction, including all financial, legal, regulatory and other aspects thereof, and taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Wintrust in response to such proposal or otherwise)) and relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal and (ii) reasonably expected to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

4.9           Loan Charge-Off; Pre-Closing Loan Review.

(a)          The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP. Any such write down shall not have any effect on, or result in a breach of, the representations and warranties under Section 2.7 made by the Company as of the date of this Agreement and shall not result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Minimum Adjusted Net Worth (as defined in Section 6.10 below) of the Company as of the Closing Date; and nothing in this Section 4.9(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses so long as such reserve, determined as described in Section 2.7 and in compliance with the second sentence of Section 4.11 below, is adequate and in compliance with GAAP.

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(b)          The Company shall cause the Bank to make available to Wintrust the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

4.10         Director and Officer Insurance Coverage. Wintrust agrees to provide each of the directors, officers, members or trustees of the Company and the Company Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions taken after the Effective Time as is provided to current directors and officers of Wintrust and its subsidiary banks. Without limiting the generality of the preceding sentence, on or prior to the Closing Date, the Company and the Company Subsidiaries shall purchase for a period of six (6) years following the Effective Time, at Wintrust’s expense (so long as the premium or premiums do not exceed $200,000, and Wintrust shall cause to be maintained in effect, for the benefit of the Company and the Company Subsidiaries (including their respective successors) and individuals who were officers, directors, members or trustees of the Company or Company Subsidiaries (but only in their capacity as such) immediately prior to Closing, a tail policy or policies providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Company Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. If such tail coverage cannot be purchased for the maximum premium described above, the Company and the Company Subsidiaries shall obtain as much comparable insurance as is available for such maximum premium. In the event the insurer declines to provide the tail policy prior to the Closing Date, or after the Effective Time terminates the tail policy, the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company (if prior to the Closing Date) or Wintrust (if after the Effective Time) shall obtain the best coverage available, as determined in the reasonable judgment of the Company or Wintrust, as applicable, for a cost up to but not exceeding the maximum premium. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this Section 4.10, Wintrust acknowledges and agrees that, after Closing, individuals who were officers, directors, members or trustees of the Company, the Bank, the Trust Subsidiary or the Bank Subsidiary prior to Closing shall continue to be entitled to indemnification for acts and omissions occurring prior to Closing, to the extent of any indemnification provided to such individuals on the date hereof under the applicable law where the Company or the Company Subsidiaries are chartered or organized, the Articles of Incorporation or bylaws of the Company or the Bank Subsidiary, the Certificate of Trust and trustee agreement of the Trust Subsidiary, or the operating agreement of the Bank Subsidiary, as applicable, and it will, and will cause the Surviving Company to indemnify the current and past directors, officers, members and trustees of the Company and the Company Subsidiaries in a manner reasonably consistent with the above. The provisions of this Section 4.10 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each director, officer, member or trustee who is now, or has been at any time prior to the date of this Agreement or becomes prior to the Effective Time, a director, officer, member or trustee of Company or any of the Company Subsidiaries.

4.11         Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Wintrust a monthly balance sheet, income statement and statement of stockholders’ equity of the Company and each of the Company Subsidiaries as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

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4.12         Dissent Process. The Company will give to Wintrust prompt notice of any Written Objections or demands for appraisal for any shares of Company Common Stock or Company Preferred Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the Maryland Act, including the name of each dissenting stockholder and the number of shares of Company Common Stock or Company Preferred Stock to which the dissent relates. Wintrust will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Wintrust’s prior written consent.

4.13         Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization in accordance with Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization in accordance with Section 368(a) of the Code; provided, however, that nothing in this Section 4.13 shall be deemed to require the Parties to take any steps that will increase the Per Share Merger Consideration.

4.14         Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

(a)          such Party shall promptly give detailed written notice thereof to the other Parties; and

(b)          such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Parties.

4.15         Stockholder Litigation. The Company shall give Wintrust the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or any other Transaction. Neither the Company nor any Company Subsidiary shall agree to any settlement of any such litigation without the prior written consent of Wintrust.

4.16         Section 16 Matters. Before the Effective Time, the Company shall cause any dispositions of Company Common Stock or Company Preferred Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b 3 promulgated under the Exchange Act.

4.17         Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. No Party will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 6.3 and 7.3) or that would cause any of the representations contained herein to be or become untrue.

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4.18         Supplemental Indentures. At or before the Effective Time, Wintrust will execute and deliver, or cause to be executed and delivered, one or more supplemental indentures and other instruments required for the due assumption by Wintrust or its designated affiliate of the Company’s outstanding debt, guarantees, securities, and (to the extent necessary) other agreements relating to the Company’s trust preferred securities, to the extent required by the terms of such debt, guarantees, securities or other agreements.

4.19         Environmental Remediation Enrollment. The Company shall take such actions as described on Schedule 4.19 with respect to the enrollment of certain Real Property of the Bank in the Illinois Environmental Protection Agency Site Remediation Program.

ARTICLE V

EMPLOYEE BENEFIT MATTERS

5.1           Benefit Plans. Effective as of the Closing Date, each full-time Employee shall become eligible for and entitled to participate in Wintrust’s benefit plans on the same terms and subject to the same conditions as all other similarly-situated U.S. employees of Wintrust and its subsidiaries. To the extent Employees participate in any Wintrust benefit plans, Employees shall be given credit for amounts paid under a corresponding Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Wintrust benefit plan for the plan year in which the Closing occurs. The Company shall use commercially reasonable efforts to cause its health insurance providers, to the extent permitted under applicable law, (i) to provide to Wintrust a schedule of de-identified information regarding the claims experience of insured persons under the applicable Benefit Plans, and (ii) to provide Wintrust with de-identified information as to any significant pre-existing conditions of any insured persons that are not reflected in such schedule. Wintrust shall use its reasonable and diligent efforts to cause any pre-existing condition limitations (as administered in accordance with applicable law) under Wintrust’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under Wintrust’s applicable retirement savings plan and employee stock purchase plan, Wintrust’s short-term disability plans and vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company as if such Employee had then been employed by Wintrust. Wintrust reserves the right to change or terminate its employee benefit plans at any time.

5.2           No Rights or Remedies. Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO

OBLIGATIONS OF WINTRUST AND MERGER CO.

Unless waived by Wintrust, all obligations of Wintrust and Merger Co. under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

6.1           Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in ARTICLE II that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in ARTICLE II that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. The Company shall have performed in all material respects all agreements, covenants and undertakings herein required to be performed by the Company on or before the Closing.

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6.2           Closing Certificate. Wintrust shall have received a certificate of the Company signed by a senior executive officer of the Company, dated as of the Closing Date, certifying in such detail as Wintrust may reasonably request, as to the fulfillment of the conditions to the obligations of Wintrust set forth in this Agreement that are required to be fulfilled by the Company on or before the Closing. Such certificate shall certify, to the satisfaction of Wintrust, that the Bank has conducted its business as described in Section 4.1.

6.3           Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

6.4           Approval of Merger; Delivery of IL SOS and MDAT Filings. This Agreement and the transactions and agreements contemplated hereby, including the Merger and the filing of the Amended Articles Supplementary, shall have been approved by the stockholders of the Company in accordance with the Articles of Incorporation, bylaws of the Company and the Maryland Act (the “Company Stockholder Approval”), and the proper officers of the Company shall have executed and delivered to Wintrust the Amended Articles Supplementary and the Articles of Merger, in form suitable for filing with the IL SOS and MDAT in the manner contemplated by Section 1.2, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing. Not greater than 5% of the shares of Company Common Stock Outstanding as of the Closing shall have made a Written Objection (treating for this purpose, for the avoidance of doubt, all Company Preferred Stock as having been converted into Company Common Stock as contemplated by the Amended Articles Supplementary and treating each share of Company Preferred Stock that has made a Written Objection as having made a Written Objection with respect to the number of shares of Company Common Stock into which it is convertible pursuant thereto).

6.5           No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Wintrust believes, in good faith and with the written advice of outside counsel, makes it inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or any of the Company Subsidiaries has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Company or any of the Company Subsidiaries. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

6.6           Reserved.

6.7           Opinions of Counsel. Wintrust shall have received the opinions of Godfrey & Kahn, S.C., counsel for the Company with respect to matters other than Maryland corporate and securities law, and Kilpatrick Townsend & Stockton LLP, counsel for the Company with respect to Maryland corporate and securities law, each dated as of the Closing Date, and in forms substantially similar to Exhibits D-1 and D-2, respectively, and reasonably satisfactory to Wintrust and its counsel.

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6.8           Tax Returns. The Company shall have filed with the appropriate Tax authorities amendments to its consolidated federal and state income tax returns for the 2012 and 2013 tax years to reflect corrections to certain items referenced on Schedules 2.6 and 2.17(b)(i), which amended returns shall be in form and substance reasonably satisfactory to Wintrust and its counsel.

6.9           No Adverse Changes. Between the date of this Agreement and the Closing Date, the businesses of the Company and the Company Subsidiaries shall have been conducted in the Ordinary Course of Business, except as otherwise required under this Agreement, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as required under this Agreement, that would have a Material Adverse Effect on the Company or the Bank.

6.10         Minimum Net Worth and Loan Loss Reserve Requirements.

(a)          Five (5) business days prior to the Closing Date, the Company shall have delivered to Wintrust balance sheets for the Company and the Company Subsidiaries as of the Closing Date reflecting the Company’s good faith estimate of the accounts of the Company and the Company Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by the Company and the Company Subsidiaries, if applicable, through and including the Closing Date), prepared in conformity with past practices and policies of the Company and the Company Subsidiaries, and in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements, and adjusted to reflect the following adjustments, specifications and charges (the “Closing Balance Sheets”). The Closing Balance Sheets shall confirm that (i) the aggregate principal amount of outstanding indebtedness of the Company does not exceed $3,609,000 and (ii) the Bank’s reserve for loan losses, determined as described in Section 2.7, shall be not less than 1.25% of the Bank’s net Loans (gross Loans less unearned discounts). Wintrust shall have an opportunity to review and comment on the Closing Balance Sheets prior to the Closing Date.

(b)          If the Closing Balance Sheets reflect stockholders’ equity in the Company equal to or greater than $28,250,000, excluding (i) any positive security gains that may be recognized from the period of November 25, 2014 until the Closing Date, (ii) any positive addition to the Company’s stockholders’ equity after November 25, 2014 due to recognition of any of the Company’s remaining unrecognized deferred tax assets as of September 30, 2014, and (iii) any positive or negative changes to that amount of “Total Accumulated Other Comprehensive Losses” reflected on the Interim Financial Statements (such amount of adjusted stockholders’ equity, the “Minimum Adjusted Net Worth”), then there will be no adjustment to the Per Share Merger Consideration. When determining the Minimum Adjusted Net Worth, the Company’s equity shall be reduced by (i) the after-tax basis of any fees, to the extent deductible for tax purposes, paid by or on behalf of the Company or any of the Company Subsidiaries in connection with the Merger, including but limited to legal fees, investment banking fees and fairness opinion fees, and (ii) the after-tax basis of any costs to be paid by the Company or the Bank, as set forth on Schedule 6.10(b), as a result of the Merger in accordance with the terms of any change of control agreements. If the Closing Balance Sheets reflect the Company’s stockholders’ equity is less than the Minimum Adjusted Net Worth, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall, and any such reduction shall be allocated equally to the cash and stock portions of the Per Share Merger Consideration to be paid pursuant to Section 1.4(b).

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6.11         Conclusion of Certain Relationships. The Company shall have caused the termination or cessation of those certain customer relationships identified on Schedule 6.11, none of which shall be assets or liabilities of the Company or any of the Company Subsidiaries as of the Closing Date.

6.12         Title Commitments, Surveys. Wintrust shall have received Title Commitments and Surveys for each of the parcels of Real Property owned and used by the Bank, in form and substance satisfactory to Wintrust in its reasonable discretion.

6.13         Consents. The Company shall have obtained or caused to be obtained (a) all written consents required under Section 2.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Wintrust’ s rights under this Agreement.

6.14         Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

6.15         NASDAQ Listing. Shares of Wintrust Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, to the extent further approval is required.

6.16         Other Documents. Wintrust shall have received at the Closing such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE COMPANY

Unless waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1           Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in ARTICLE III that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in ARTICLE III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. Wintrust shall have performed in all material respects all agreements, covenants and undertakings herein required to be performed by Wintrust on or before the Closing.

7.2           Closing Certificate. The Company shall have received a certificate signed by the Chief Executive Officer, a Senior Executive Vice President, an Executive Vice President, or a Senior Vice President of Wintrust dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement that are required to be fulfilled by Wintrust or Merger Co. on or before the Closing.

7.3           Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

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7.4           Articles of Merger. The proper officers of Merger Co. shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with IL SOS and MDAT, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.5           No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.6           Opinions of Counsel.

(a)          The Company shall have received the opinion of Schiff Hardin LLP, special counsel for Wintrust, dated as of the Closing Date, and in form substantially similar to Exhibit E and reasonably satisfactory to the Company and its counsel.

(b)          The Company shall have received the opinion of Godfrey & Kahn, S.C, counsel for the Company, dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Company and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the holders of shares of Company Common Stock or Company Preferred Stock upon the receipt of shares of Wintrust Common Stock in exchange for their shares of Company Common Stock or Company Preferred Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Wintrust Common Stock. The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or affidavits from Wintrust and the Company, in such form and content as may reasonably be requested by counsel to the Company. Notwithstanding anything to the contrary contained herein, no Party may waive the conditions set forth in this Section 7.6(b).

7.7           No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, which would have a Material Adverse Effect on Wintrust.

7.8           Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

7.9           NASDAQ Listing. Shares of Wintrust Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, to the extent further approval is required.

7.10         Supplemental Indentures. Wintrust shall have executed and delivered, or caused to be executed and delivered, by or on behalf of Wintrust, one or more supplemental indentures and other instruments required for the due assumption of the Company’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

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7.11         Other Documents. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Wintrust with the terms and conditions of this Agreement.

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Non-Survival. None of the representations, warranties, covenants and agreements made by the Parties in this Agreement shall survive the Effective Time, except for those covenants or agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

ARTICLE IX

GENERAL

9.1           Termination Fees; Expenses. Except as otherwise provided in this Section 9.1, all costs and expenses incurred in the consummation of this transaction, including any brokers’ or finders’ fees, shall be paid by the Party incurring such cost or expense.

(a)          In the event that this Agreement is terminated by Wintrust because the Company committed a material breach of its material obligations under this Agreement (except in circumstances governed by Section 9.1(b) below), unless such breach is a result of the failure by Wintrust to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Wintrust is in material compliance with all of its material obligations under this Agreement, the Company shall pay to Wintrust a termination fee of $900,000 plus documented out-of-pocket expenses and costs (up to a maximum of an additional $325,000 in such expenses and costs), including reasonable attorneys’ fees, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of the Company’s breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust. Except as provided in the following sentence and in Section 9.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Wintrust as a result of the Company’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, Wintrust shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(b)          In the event that: (i) Wintrust terminates this Agreement pursuant to Section 9.2(c)(i) by virtue of a breach of the covenant contained in Section 4.8 or pursuant to Section 9.2(j); (ii) any Person makes a Company Takeover Proposal that shall have been made known to the public or the Company Board or shall have been made directly to the stockholders of the Company, or any Person shall have publicly announced (and not publicly withdrawn) a bona fide intention to make a Company Takeover Proposal, and in the case of any of the foregoing in this clause (ii), this Agreement is thereafter terminated pursuant to Section 9.2(b), 9.2(c) or 9.2(e) and within fifteen months after the date of such termination the Company or a Company Subsidiary has either consummated or entered into a definitive agreement relating to a Company Takeover Proposal or the Company Board or any committee thereof shall have approved, adopted or recommended in favor of any Company Takeover Proposal; provided that in the case of termination pursuant to Section 9.2(b) or 9.2(c), the below-mentioned fee shall be payable pursuant to this clause (ii) only if the Company Stockholder Approval shall not have been obtained at least two business days before such termination; or (iii) the Company terminates this Agreement pursuant to Section 9.2(f), then the Company shall pay to Wintrust a termination fee equal to $1,750,000. In addition, in such circumstances or in other circumstances in which this Agreement is terminated pursuant to Section 9.2(e), the Company shall pay to Wintrust its documented out-of-pocket expenses and costs (up to a maximum of an additional $325,000 in such costs and expenses) including reasonable attorneys’ fees, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur, including reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust. Except as provided in the last sentence of Section 9.1(a) such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement; provided that in no event shall Wintrust be entitled to a termination fee under both Sections 9.1(a)and 9.1(b) and including reasonable attorneys’ fees.

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(c)          In the event that this Agreement is terminated by the Company because Wintrust committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company or the Bank to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided the Company is in material compliance with all of its material obligations under this Agreement, Wintrust shall pay the Company a termination fee of $900,000, plus documented out-of-pocket expenses and costs (up to a maximum of an additional $325,000 in such expenses and costs), including reasonable attorneys’ fees, subject to verification thereof, that the Company (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of Wintrust’s breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of the Company; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Wintrust’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(d)          Any fee or expense payment due under this Section 9.1 shall be paid by wire transfer to the applicable account specified in Schedule 9.1(d) of same-day funds on the date of termination of this Agreement, except that (i) in the case of a fee payable pursuant to Section 9.1(b)(ii), such payment shall be made on the date of execution of such definitive agreement, or such approval or recommendation, or, if earlier, consummation of such transactions, and (ii) in the case of a fee payable pursuant to Section 9.1(b)(iii), such payment shall be made prior to or concurrently with such termination.

9.2           Termination. This Agreement may be terminated:

(a)          at any time by written agreement between Wintrust and the Company;

(b)          by either Wintrust or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by September 30, 2015, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until October 31, 2015, if the sole impediment to Closing is a delay in the approval of the Federal Reserve Application;

(c)          by Wintrust by written notice to the Company, (i) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any agreement contemplated hereby, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.1 and (y) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Wintrust is not then in material breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement) or (ii) if satisfaction of such a condition is or becomes impossible (other than through the failure of Wintrust or Merger Co. to comply with its obligations under this Agreement); and, in each case, Wintrust has not waived such condition on or before the Closing Date;

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(d)          by the Company by written notice to Wintrust, (i) if Wintrust breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any agreement contemplated hereby, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.1 and (y) cannot be or has not been cured within 30 days after the giving of written notice to Wintrust of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement) or (ii) if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Bank to comply with its obligations under this Agreement); and, in each case, the Company has not waived such condition on or before the Closing Date;

(e)          by either Wintrust or the Company, if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(f)          by the Company, before receipt of the Company Stockholder Approval, in accordance with Section 4.8(e); provided that Wintrust is not at such time entitled to terminate this Agreement pursuant to Section 9.2(c)(i);

(g)          by the Company, if at the time all of the conditions to the Closing set forth in ARTICLE VI and ARTICLE VII are satisfied, the Wintrust Common Stock Price is less than $39.50; provided, however, that the Company may not terminate the Agreement pursuant to this Section 9.2(c) unless and until five (5) business days have elapsed following the receipt by Wintrust of written notice of the Company’s intent to terminate, and prior to the end of such five (5) business-day period the Parties in good faith are unable to reach agreement as to an amendment to this Agreement containing terms acceptable to both Parties so that the Merger and transactions contemplated hereby may be effected;

(h)          by Wintrust, if at the time all of the conditions to the Closing set forth in ARTICLE VI and ARTICLE VII are satisfied, the Wintrust Common Stock Price is more than $55.50; provided, however, that Wintrust may not terminate the Agreement pursuant to this Section 9.2(h) unless and until five (5) business days have elapsed following the receipt by the Company of written notice of Wintrust’s intent to terminate, and prior to the end of such five (5) business-day period the Parties in good faith are unable to reach agreement as to an amendment to this Agreement containing terms acceptable to both Parties so that the Merger and transactions contemplated hereby may be effected; or

(i)          by Wintrust, if, as contemplated by the last sentence of Section 4.7(b), the Company fails or elects not to cure the Title Defects or obtain the Title Endorsements by the Closing Date;

(j)          by Wintrust, if (i) the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Wintrust or Merger Co. or proposes publicly to withdraw or modify, in a manner adverse to Wintrust or Merger Co., its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal (other than the transactions contemplated by this Agreement), or (ii) if the Company Board fails to reaffirm its recommendation to the Company’s stockholders that they give the Company Stockholder Approval within five business days of Wintrust’s written request to do so, which request may be made at any time following public disclosure of a Company Takeover Proposal, provided, however, that if the Company has given written notice to Wintrust in accordance with Section 4.8(e) of its receipt of a Superior Company Proposal and its intention to make a Company Recommendation Change and/or terminate this Agreement, such request that the Company Board reaffirm its recommendation may not be made until completion of the five business-day negotiation period described in clauses (2) and (3) of such Section 4.8(e).

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Any termination of this Agreement shall not affect any rights accrued prior to such termination (except to the extent expressly provided in Section 9.1).

9.3           Confidential Information. The Parties each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of the other Parties either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities or to the extent that retention of such documents is required by applicable laws, rules or regulations governing record retention.

9.4           Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, Wintrust may assign its rights hereunder to another wholly owned subsidiary of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

9.5           Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) business day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by facsimile transmission, upon receipt, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)          If to the Company or the Bank, addressed to:

Community Financial Shares, Inc.
357 Roosevelt Road
Glen Ellyn, IL 60137
Attention:	Donald H. Wilson
Chairman, President and Chief Executive Officer

with a copy to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202-3590
Facsimile : 414-273-5198
Attention:	Thomas R. Homberg, Esq.

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(ii)         If to Wintrust or Merger Co., addressed to:

Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
Facsimile: 877-873-5406
Attention:	Lisa J. Pattis, Esq.
Executive Vice President and General Counsel

with a copy to:

Schiff Hardin LLP
233 S. Wacker Drive, Suite 6600
Chicago, Illinois 60606-6473
Facsimile: 312-258-5600
Attention:	Matthew G. Galo, Esq.

9.6           Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such signature pages will be deemed as sufficient as if actual signatures pages had been delivered.

9.7           Knowledge. References in this Agreement to the “knowledge” of a party shall mean: (a) with respect to a natural person, the actual knowledge of such person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company, the Bank, the Trust Subsidiary and the Bank Subsidiary, the actual knowledge of Donald H. Wilson, Chairman Chief Executive Officer and President of the Company and the Bank; Christopher P. Barton, Vice President and Assistant Secretary of the Company and Executive Vice President and Assistant Secretary of the Bank; Douglas D. Howe, Executive Vice President of the Company and the Bank; Eric J. Weeden, Vice President, Chief Financial Officer and Assistant Secretary of the Company and Senior Vice President and Chief Financial Officer of the Bank; and Jeffrey A. Vock, Vice President and Assistant Secretary of the Company and Senior Vice President and Chief Credit Officer of the Bank, after their reasonable investigation into the subject matter at issue, and (c) with respect to Wintrust, the actual knowledge of David A. Dykstra, Senior Executive Vice President and Chief Operating Officer, Richard B. Murphy, Executive Vice President and Chief Credit Officer, David L. Stoehr, Executive Vice President and Chief Financial Officer, or Leona A. Gleason, Executive Vice President and Chief Administrative Officer after their reasonable investigation into the subject matter at issue.

9.8           Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The term “business day” shall mean a day other than a Saturday or a Sunday on which banking institutions are required to be open for business in the State of Illinois. The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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9.9           Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, set forth the entire understanding of the Parties, supersedes all prior agreements, arrangements, and communications, whether oral or written, and is not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding the foregoing, following the Effective Time, the provisions of Article II shall be enforceable by holders of Company Stock Certificates. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement shall not be modified or amended other than by written agreement of the Parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

9.10         Extension; Waiver. At any time before the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

9.11         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof, except to the extent that the Maryland Act is mandatorily applicable to the Merger. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Illinois state court located in Chicago, Illinois or any Federal court located in Chicago, Illinois (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Illinois state court located in Chicago, Illinois or any Federal court sitting in the State of Illinois and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

9.12         Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

** Signature Page Follows **

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IN WITNESS WHEREOF, Wintrust, the Company and Merger Co. have each executed this Agreement and Plan of Merger as of the day and year first written above.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior EVP and COO

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Donald H. Wilson
Name:	Donald H. Wilson
Title:	Chairman, President and CEO

WINTRUST MERGER SUB LLC

By:	/s/ David A. Dykstra
Name:	David A. Dykstra
Title:	Senior EVP

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF VOTING AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the ____ day of _________, 2015, by and between the undersigned stockholders (each, a “Stockholder,” and collectively, the “Stockholders”) of Community Financial Shares, Inc., a Maryland corporation (the “Company”), and Wintrust Financial Corporation, an Illinois corporation (“Wintrust”).

Witnesseth:

Whereas, the Company and Wintrust, together with Wintrust’s wholly owned subsidiary Wintrust Merger Sub LLC (“Merger Co.”), have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);

Whereas, as a condition to Wintrust’s and Merger Co.’s willingness to enter into the Merger Agreement, and as an inducement and in consideration therefor, each of the Stockholders has agreed to execute and deliver this Agreement, solely in their capacities as stockholders of the Company; and

Whereas, each Stockholder owns and is entitled to vote the number of issued and outstanding shares of common or preferred stock of the Company (the “Company Stock”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto and has agreed to vote such Stockholder’s Company Stock pursuant to the terms set forth in this Agreement.

Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholders and Wintrust hereby agree as follows:

Section 1.          Voting of Shares. Each Stockholder hereby agrees that at any meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, such Stockholder shall appear or otherwise cause the Company Stock which such Stockholder owns and is entitled to vote to be counted as present for purposes of establishing a quorum at any such meeting of the stockholders of the Company, and shall vote the Company Stock which such Stockholder owns and is entitled to vote (a) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if requested by Wintrust or Merger Co., (c) against any action, proposal, transaction or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, (d) against any action or agreement which would impede, interfere with, prevent or attempt to discourage the transactions contemplated by the Merger Agreement, including, but not limited to, any other extraordinary corporate transaction, including, but not limited to, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company, the Bank or the Bank Subsidiary and any Person (other than Wintrust, Merger Co. or their respective affiliates), or any other proposal of any Person (other than Wintrust, Merger Co. or their respective affiliates) to acquire the Company, the Bank, the Bank Subsidiary or all or substantially all of the respective assets thereof, (e) against any Company Takeover Proposal, and (f) in favor or any other matter necessary for consummation of the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent, limit or affect any actions or omissions taken by a Stockholder who may also serve as a director and/or officer of the Company in the course of discharging his or her fiduciary duties to the Company in his or her capacity as a director and/or officer, and no such actions or omissions shall be deemed to be a breach of this Agreement. Each Stockholder agrees that the Company shall be authorized to include in any proxy or material transmitted to stockholders of the Company or filed with the Commission or any other Governmental Authority or any press release or other document that Wintrust or Merger Co. reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of Company Stock, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement (the "Stockholder Information"). Each of the Stockholders agrees to promptly give Wintrust any Stockholder Information it may reasonably require for the preparation of any such documents, and each of the Stockholders agrees to promptly notify Wintrust of any required corrections with respect to any written Stockholder Information supplied by it specifically for use in any such document, if and to the extent that the Stockholder shall become aware that any Stockholder Information shall have become false or misleading in any material respect.

Section 2.          Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the termination of the Merger Agreement in accordance with its terms, which includes termination of the Merger Agreement by the Company pursuant to Section 9.2(f) of the Merger Agreement. Nothing in this Section 2 shall relieve any party for liability for breach of this Agreement.

Section 3.          Covenants of Stockholders. Each Stockholder agrees not to: except to the extent contained in this Agreement, transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution, or otherwise) of, or enter into any derivative arrangement with respect to (each, a “Transfer”), any or all of such Stockholder’s Company Stock or any right or interest therein (or consent to any of the foregoing); enter into any contract or agreement with respect to any Transfer of any or all of such Stockholder’s Company Stock or any right or interest therein; grant any proxies, deposit any Company Stock into a voting trust or enter into a voting agreement, in each case with respect to any Company Stock; create or permit to exist any Encumbrance on any or all of such Stockholder’s Company Stock; take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect; or without the prior written approval of Wintrust, directly or indirectly, solicit, initiate, encourage or facilitate any Company Takeover Proposal or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person concerning any Company Takeover Proposal, or furnish any information to any Person proposing or seeking an Company Takeover Proposal. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Wintrust of the number of any new Company Stock acquired by such Stockholder, if any, after the date hereof. Any such Company Stock shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Closing, each Stockholder shall be permitted to Transfer ownership and voting rights of up to an aggregate of two percent (2%) of such Stockholder’s Company Stock listed as owned on Schedule 1 to a family member of such Stockholder without obtaining Wintrust’s prior consent or approval of such transfer; provided, however, that prior to any such Transfer, such Stockholder shall cause such family member to agree to be bound by the terms and conditions of this Agreement and to execute a joinder to this Agreement. For purposes of the preceding sentence, “family member” shall mean any child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling, nephew, niece, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

Section 4.          No Exercise of Dissenters’ Rights; Actions. Each of the Stockholders (a) waives and agrees not to demand appraisal of such Stockholder’s Company Stock pursuant to the Maryland Act and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Wintrust, Merger Co., the Company or any of their respective representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into, the Merger Agreement.

Section 5.          Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Wintrust as follows: (a) such Stockholder owns, and is entitled to vote in accordance with such Stockholder’s commitments under this Agreement, the number of Company Stock set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Stock not listed on Schedule 1; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity; (c) such Stockholder’s Company Stock listed as owned on Schedule 1 hereto are now and will remain owned by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Wintrust and encumbrances respecting such Company Stock created pursuant to this Agreement or the Merger Agreement); (d) other than set forth on Schedule 1 to this Agreement and in the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder’s Company Stock; (e) there are no claims, actions, suits or proceedings pending or, to the knowledge of such Stockholder, threatened or contemplated against or affecting such Stockholder, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or formal supervisory agreement of any kind in existence against or restraining such Stockholder from taking any action of any kind in connection with their respective properties or assets (including such Stockholder’s Company Stock) that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or the Merger Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder in any material respect; and (f) such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing, and such Stockholder understands and acknowledges that Wintrust and Merger Co. are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 6.          Representations and Warranties of Wintrust. Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

Section 7.          Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.

Section 8.          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Wintrust shall (without any requirement for the posting of any bond) be entitled to injunctive relief to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.

Section 9.          Further Assurances. Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 10.         Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto. The parties acknowledge and agree that the covenants and agreements of each Stockholder made herein are for the benefit of Wintrust, and at any time Wintrust may (without the consent of any Stockholder) (i) extend the time for the performance of any of the obligations or other acts of any Stockholder, (ii) waive any inaccuracies in any Stockholder’s representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of a Stockholder’s agreements or conditions contained in this Agreement. Any agreement by Wintrust to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Wintrust. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Each Stockholder agrees that Wintrust may, in its sole discretion, exercise its rights against some, but not all, Stockholders. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

(b)          This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 11.         Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for a Stockholder, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of a party with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

Section 12.         General Provisions. This Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof, except to the extent that the Maryland General Corporation Law is mandatorily applicable to the transaction pursuant to the Merger Agreement. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Illinois state court located in Chicago, Illinois or any Federal court located in Chicago, Illinois (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Illinois state court located in Chicago, Illinois or any Federal court sitting in the State of Illinois and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The rights and remedies of any person under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. In any action, suit or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party in such action, suit or other proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which such prevailing party may be entitled) from the non-prevailing party or parties.

Section 13. Legal Counsel. Each Stockholder acknowledges that he, she or it has been advised to, and has had the opportunity to consult with his, her or its personal attorney prior to entering into this Agreement. Each Stockholder further acknowledges that attorneys for the Company represent the Company and do not represent such Stockholder or any other stockholder of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Wintrust Financial Corporation, an Illinois Corporation:

By:

Its:

Address for Notices:		With a copy to
Wintrust Financial Corporation		Matthew G. Galo
9700 W. Higgins Road, Suite 800		Schiff Hardin LLP
Rosemont, Illinois 60018		233 S. Wacker Drive, Suite 6600
Attn:	Lisa J. Pattis	Chicago, Illinois 60606-6473
Executive Vice President and
General Counsel

Stockholders1:

1 In the event that any signatory is an individual, spousal consent may be required.

Schedule 1

Name, Address and Facsimile Number of Stockholder	Number of Company Common or Preferred Stock Owned by Stockholder	Number of Company Common or Preferred Stock Issuable Under Options Held by Stockholder

common
[Attached]

Exhibit B-1

FORM OF AMENDED ARTICLES SUPPLEMENTARY

COMMUNITY FINANCIAL SHARES, INC.

ARTICLES OF AMENDMENT

Community Financial Shares, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On June 14, 2013, the Company filed Articles Supplementary (the “Articles Supplementary”) with the Department classifying and designating, pursuant to the authority of the Board of Directors of the Company, its Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”).

SECOND: Section 1 of the Articles Supplementary is hereby amended to include the following definition:

“(rr) “Wintrust Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated March __, 2015, and any amendments thereto, by and among the Company, Wintrust Financial Corporation and Wintrust Merger Sub LLC or any of their respective affiliates.”

THIRD: Section 1(i) of the Articles Supplementary is hereby amended to include the following provision at the end of the definition of “Change of Control”:

“Notwithstanding anything to the contrary, a Change of Control shall not include the Wintrust Merger.”

FOURTH: Section 1(bb) of the Articles Supplementary is hereby amended to include the following provision:

“Notwithstanding anything to the contrary, a Reorganization shall not include the Wintrust Merger, and the provisions of Section 11 of these Articles Supplementary shall not apply to the Wintrust Merger.”

FIFTH: Section 5(d) of the Articles Supplementary is hereby amended to include the following provision:

“Notwithstanding anything to the contrary, the rights and privileges provided in this Section 5(d) shall not be triggered by the Wintrust Merger.”

SIXTH: Section 6(a) of the Articles Supplementary is hereby amended by deleting Section 6(a) thereof and inserting in lieu thereof the following:

“Immediately prior to the time at which the Wintrust Merger becomes effective, and without regard to the Conversion Mechanics described in Section 6(b) or the Limitation on Beneficial Ownership described in Section 6(f), each share of Series C Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder, into 100 shares of Common Stock, which is the number of shares of Common Stock equal to the then applicable Conversion Rate.”

SEVENTH: Section 7 of the Articles Supplementary is hereby amended to include the following provision:

“(e) Notwithstanding anything to the contrary, the rights and privileges provided in this Section 7 shall not be triggered by the Wintrust Merger.”

EIGHTH: Except as expressly amended hereby, the Articles Supplementary shall continue to be and shall remain in full force and effect in accordance with the terms thereof.

NINTH: These Articles of Amendment to the Articles of Incorporation, as amended and supplemented, of the Company have been duly advised by the Board of Directors of the Company and approved by the stockholders of the Company entitled to vote thereon in accordance with the Articles of Incorporation, as amended and supplemented, of the Company and the laws of Maryland.

TENTH: These Articles of Amendment shall be effective at the date and time the Department accepts these Articles of Amendment for record.

ELEVENTH: These Articles of Amendment do not increase the authorized stock of the Company or the aggregate par value thereof.

TWELVTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, COMMUNITY FINANCIAL SHARES, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of the __ day of _____, 2015.

COMMUNITY FINANCIAL SHARES, INC.	ATTEST

By:		By:
	Donald H. Wilson, President and		Christopher P. Barton, Secretary
Chief Executive Officer

3

Exhibit B-2

FORM OF AMENDED ARTICLES SUPPLEMENTARY

COMMUNITY FINANCIAL SHARES, INC.

ARTICLES OF AMENDMENT

Community Financial Shares, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On June 14, 2013, the Company filed Articles Supplementary (the “Articles Supplementary”) with the Department classifying and designating, pursuant to the authority of the Board of Directors of the Company, its Series E Convertible Noncumulative Perpetual Preferred Stock (the “Series E Preferred Stock”).

SECOND: Section 1 of the Articles Supplementary is hereby amended to include the following definition:

“(ww) “Wintrust Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated March __, 2015, and any amendments thereto, by and among the Company, Wintrust Financial Corporation and Wintrust Merger Sub LLC or any of their respective affiliates.”

THIRD: Section 1(l) of the Articles Supplementary is hereby amended to include the following provision at the end of the definition of “Change of Control”:

“Notwithstanding anything to the contrary, a Change of Control shall not include the Wintrust Merger.”

FOURTH: Section 1(hh) of the Articles Supplementary is hereby amended to include the following provision:

“Notwithstanding anything to the contrary, a Reorganization shall not include the Wintrust Merger, and the provisions of Section 11 of these Articles Supplementary shall not apply to the Wintrust Merger.”

FIFTH: Section 5(d) of the Articles Supplementary is hereby amended to include the following provision:

“Notwithstanding anything to the contrary, the rights and privileges provided in this Section 5(d) shall not be triggered by the Wintrust Merger.”

SIXTH: Section 6(a) of the Articles Supplementary shall be deleted in its entirety and replaced with “[Reserved].”

SEVENTH: Section 6(b) of the Articles Supplementary is hereby amended by deleting Section 6(b) thereof and inserting in lieu thereof the following:

“Immediately prior to the time at which the Wintrust Merger becomes effective, and without regard to the Conversion Mechanics described in Section 6(c), each share of Series E Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder, into 100 shares of Common Stock, which is the number of shares of Common Stock equal to the then applicable Conversion Rate.”

EIGHTH: Section 7 of the Articles Supplementary is hereby amended to include the following provision:

“(e) Notwithstanding anything to the contrary, the rights and privileges provided in this Section 7 shall not be triggered by the Wintrust Merger.”

NINTH: Except as expressly amended hereby, the Articles Supplementary shall continue to be and shall remain in full force and effect in accordance with the terms thereof.

TENTH: These Articles of Amendment to the Articles of Incorporation, as amended and supplemented, of the Company have been duly advised by the Board of Directors of the Company and approved by the stockholders of the Company entitled to vote thereon in accordance with the Articles of Incorporation, as amended and supplemented, of the Company and the laws of Maryland.

ELEVENTH: These Articles of Amendment shall be effective at the date and time the Department accepts these Articles of Amendment for record.

TWELFTH: These Articles of Amendment do not increase the authorized stock of the Company or the aggregate par value thereof.

THIRTEENTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, COMMUNITY FINANCIAL SHARES, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of the __ day of _____, 2015.

COMMUNITY FINANCIAL SHARES, INC.		ATTEST

By:		By:
	Donald H. Wilson, President and		Christopher P. Barton, Secretary
Chief Executive Officer

3

Exhibit B-3

FORM OF AMENDED ARTICLES SUPPLEMENTARY

COMMUNITY FINANCIAL SHARES, INC.

ARTICLES OF AMENDMENT

Community Financial Shares, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On June 14, 2013, the Company filed Articles Supplementary (the “Articles Supplementary”) with the Department classifying and designating, pursuant to the authority of the Board of Directors of the Company, its Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”).

SECOND: Section 1 of the Articles Supplementary is hereby amended to include the following definition:

“(ww) “Wintrust Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated March __, 2015, and any amendments thereto, by and among the Company, Wintrust Financial Corporation and Wintrust Merger Sub LLC or any of their respective affiliates.”

THIRD: Section 1(l) of the Articles Supplementary is hereby amended to include the following provision at the end of the definition of “Change of Control”:

“Notwithstanding anything to the contrary, a Change of Control shall not include the Wintrust Merger.”

FOURTH: Section 1(hh) of the Articles Supplementary is hereby amended to include the following provision:

“Notwithstanding anything to the contrary, a Reorganization shall not include the Wintrust Merger, and the provisions of Section 11 of these Articles Supplementary shall not apply to the Wintrust Merger.”

FIFTH: Section 5(d) of the Articles Supplementary is hereby amended to include the following provision:

“Notwithstanding anything to the contrary, the rights and privileges provided in this Section 5(d) shall not be triggered by the Wintrust Merger.”

SIXTH: Section 6(a) of the Articles Supplementary shall be deleted in its entirety and replaced with “[Reserved].”

SEVENTH: Section 6(b) of the Articles Supplementary is hereby amended by deleting Section 6(b) thereof and inserting in lieu thereof the following:

“Immediately prior to the time at which the Wintrust Merger becomes effective, and without regard to the Conversion Mechanics described in Section 6(c), each share of Series D Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder, into 100 shares of Common Stock, which is the number of shares of Common Stock equal to the then applicable Conversion Rate.”

EIGHTH: Section 7 of the Articles Supplementary is hereby amended to include the following provision:

“(e) Notwithstanding anything to the contrary, the rights and privileges provided in this Section 7 shall not be triggered by the Wintrust Merger.”

NINTH: Except as expressly amended hereby, the Articles Supplementary shall continue to be and shall remain in full force and effect in accordance with the terms thereof.

TENTH: These Articles of Amendment to the Articles of Incorporation, as amended and supplemented, of the Company have been duly advised by the Board of Directors of the Company and approved by the stockholders of the Company entitled to vote thereon in accordance with the Articles of Incorporation, as amended and supplemented, of the Company and the laws of Maryland.

ELEVENTH: These Articles of Amendment shall be effective at the date and time the Department accepts these Articles of Amendment for record.

TWELFTH: These Articles of Amendment do not increase the authorized stock of the Company or the aggregate par value thereof.

THIRTEENTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, COMMUNITY FINANCIAL SHARES, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of the __ day of _____, 2015.

COMMUNITY FINANCIAL SHARES, INC.		ATTEST

By:		By:
	Donald H. Wilson, President and		Christopher P. Barton, Secretary
Chief Executive Officer

3

Exhibit C

FORM OF OPTION TERMINATION AGREEMENT

THIS OPTION TERMINATION AGREEMENT (this “Agreement”) is made as of _____________ _____, 2015 by ____________ (“Optionee”) and Community Financial Shares, Inc. (the “Corporation”).

WITNESSETH:

WHEREAS, the Corporation has adopted the Community Financial Shares, Inc. Non-Qualified Stock Option Plan, as amended (the “Option Plan”);

WHEREAS, the Corporation is entering into the Agreement and Plan of Merger, dated as of ____________, 2015, by and among the Corporation, a Maryland corporation, Wintrust Financial Corporation, an Illinois corporation (“Wintrust Financial” ), and Wintrust Merger Sub LLC (“Merger LLC”), an Illinois limited liability company (the “Merger Agreement”); and

WHEREAS, as a result of the transactions contemplated by the Merger Agreement, any and all Options (as such term is defined in the Option Plan) awarded shall be cancelled, terminated and redeemed prior to the Closing Date (as such term is defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the receipt and adequacy of which hereby are acknowledged, Optionee and Corporation agree as follows:

1.          Cancellation. As of the date set forth above, Optionee hereby acknowledges and agrees to the cancellation of all outstanding Options awarded under the Option Plan in exchange for a cash payment to Optionee in the amount of $_____________. Such amount shall be payable to Optionee (less applicable taxes withheld pursuant to Section 3 below) by the Corporation as soon as practicable following Optionee’s execution of this Agreement. Optionee hereby acknowledges and agrees that the consideration specified in this Section 1 represents fair consideration and full and final satisfaction of all of the Corporation’s obligations and the Optionee’s rights pursuant to the Options, and that effective upon the termination and cancellation of the Options in accordance with this Agreement, the Options will have no further force or effect and the Corporation will have no further obligations to the Optionee with respect to the Options other than the payment of such consideration.

2.          Release. Optionee does hereby irrevocably release, waive and forever discharge the Corporation and its officers, directors, supervisors, managers, members, employees, agents, representatives, subsidiaries and affiliates, and each of their respective successors and assigns (collectively, the “Released Parties”), from and against any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims and demands whatsoever, whether in law or equity, whether known or unknown, whether anticipated or unanticipated, whether matured or unmatured, whether liquidated or unliquidated, whether fixed or contingent which Optionee now has or may hereafter have against the Released Parties with respect to the Option Plan or any outstanding Options awarded under the Option Plan.

3.          Withholding. Optionee agrees that the Corporation may withhold from amounts paid to Optionee by the Corporation hereunder such amounts as shall be required by all applicable federal, state and local laws, regulations and rulings.

4.          Other Covenants, Representations and Warranties of Optionee. Optionee hereby represents, warrants and covenants to the Corporation with respect to Optionee as follows:

(a) Ownership of Options. Optionee is the owner of the Options set forth on Schedule 1 hereto, which Schedule indicates the number of shares of the common stock of the Corporation into which the Options are exercisable and the grant date of such Options. On the date hereof, the Options set forth on Schedule 1 hereto constitute all of the Options of the Corporation owned of record by Optionee. Optionee has sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of exercise and conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Options set forth opposite Optionee’s name on Schedule 1 hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Optionee has the legal capacity, power and authority to enter into and perform all of Optionee’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Optionee and constitutes a valid and binding agreement of Optionee, enforceable against Optionee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflicts. (i)  No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other person or entity is necessary for the execution of this Agreement by Optionee and the consummation by Optionee of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Optionee, the consummation by Optionee of the transactions contemplated hereby or compliance by Optionee with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Optionee is a party or by which Optionee or any of Optionee’s properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Optionee or any of Optionee’s properties or assets.

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(d) Reliance by Wintrust. Optionee understands and acknowledges that Wintrust Financial and Merger LLC are entering into the Merger Agreement in reliance upon Optionee’s execution and delivery of this Agreement, and further, Optionee acknowledges and agrees that upon consummation of the transactions contemplated by the Merger Agreement, Wintrust Financial and Merger LLC and their respective officers, directors, managers, members, employees, agents, representatives, subsidiaries and affiliates shall constitute Released Parties under this Agreement.

5.          Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those made herein. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Corporation and Optionee have each executed this Agreement as of the date and year set forth above.

COMMUNITY FINANCIAL SHARES, INC.	OPTIONEE

By:

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Schedule 1

Options:

Grant Date	Underlying Shares	Exercise Price

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Exhibit D-1

FORM OF OPINION OF COMPANY COUNSEL

The opinion of Company counsel to be delivered in accordance with Section 6.7 of the Merger Agreement will include the matters set forth below. In rendering its opinion, Company counsel may rely as to matters of fact upon certificates of the officers of the Company, stock records of the Company and its Subsidiaries, and certificates of federal and state governmental officials and agencies, as such counsel deems appropriate.

(1)         The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended and, is a corporation validly existing and in good standing under the laws of the State of Maryland. The Bank is a state bank validly existing and in good standing under the laws of the State of Illinois, and has the requisite power and authority to own its properties and carry on its business as presently conducted.

(2)         The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

(3)         Based solely on our review of the Stock Records, the Articles of Incorporation and bylaws of the Company and the Articles Supplementary, the authorized capital stock of the Company immediately prior to the filing of the Amended Articles Supplementary as contemplated by the Merger Agreement consists of (i) 75,000,000 shares of Company Common Stock, $0.01 par value per share, of which 10,781,988 shares are issued and outstanding and no shares are held in treasury, and (ii) 1,000,000 shares of Company Preferred Stock, $1.00 par value per share, of which an aggregate of 191,246 shares are issued and outstanding and no shares are held in treasury, consisting of (1) 119,829 Series C Preferred Shares, (2) 65,427 Series D Preferred Shares and (3) 5,990 Series E Preferred Shares. The issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly and validly issued and are fully paid and nonassessable. Except as described in Section 2.3(a) of the Merger Agreement and the accompanying Schedule, none of the shares of Company Common Stock or Company Preferred Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s Articles of Incorporation as in effect immediately prior to the filing of the Amended Articles Supplementary as contemplated by the Merger Agreement.

(4)         Upon the effectiveness of the filing of the Amended Articles Supplementary as contemplated by the Merger Agreement, the authorized capital stock of the Company will consist of 75,000,000 shares of Company Common Stock, $0.01 par value per share, of which [29,906,588] shares will be issued and outstanding, no shares of Company Preferred Stock will be issued and outstanding, and no shares of capital stock of the Company will be held in treasury.

(5)         Except as described in Section 2.3(a) of the Merger Agreement and the accompanying Schedule, to our knowledge, there are no options, agreements, contracts, or other contractual rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement entered into concurrently with the Merger Agreement, to our knowledge there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company.

(6)         The authorized capital stock of the Bank consists of 460,000 shares of common stock, $8.333333 par value per share. To our knowledge based solely upon the stock records and corporate minutes of the Bank, as certified to us by the Bank, 338,589 of such shares of common stock are issued and outstanding. Based on such stock records and corporate minutes, the issued and outstanding shares of common stock of the Bank have been duly and validly issued and are fully paid and nonassessable and all of such shares are owned by the Company. To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

(7)         To our knowledge based solely upon the stock records and corporate minutes of the Trust Subsidiary, as certified to use by the Trust Subsidiary, the authorized capital stock of the Trust Subsidiary is set forth on Schedule 2.3(c) attached to the Merger Agreement. Based on such stock records and corporate minutes, the issued and outstanding shares of capital stock of the Trust Subsidiary have been duly and validly issued and are fully paid and non-assessable and the common securities are owned by the Company. To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Trust Subsidiary any shares of capital stock of the Trust Subsidiary, whether now or hereafter authorized or issued.

(8)         To our knowledge based solely upon the stock records and corporate minutes of the Bank Subsidiary as certified to us by the Bank Subsidiary, the Bank owns 100% of the issued and outstanding equity interests of the Bank Subsidiary, all of which have been duly and validly issued and are fully-paid and non-assessable. To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire additional equity interests from the Bank Subsidiary any membership units of the Bank Subsidiary, whether now or hereafter authorized or issued.

(9)         The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(10)        The Merger Agreement and Amended Articles Supplementary have each been duly advised, approved and adopted by all necessary corporate and stockholder approvals of the Company, in accordance with the Articles of Incorporation and bylaws of the Company.

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(11)        The execution and delivery by the Company of the Merger Agreement and the filing of the Amended Articles Supplementary do not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) violate or conflict with the Articles of Incorporation or bylaws of the Company, (ii) violate any banking law, rule or regulation applicable to the Bank, (iii) violate any judgment, injunction, order or decree which is listed on the Officer’s Certificate of the Company attached to this opinion letter, or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement listed on the Officer’s Certificate of the Company attached to this opinion letter.

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Exhibit D-2

FORM OF OPINION OF COMPANY COUNSEL

The opinion of Company counsel to be delivered in accordance with Section 6.7 of the Merger Agreement will include the matters set forth below. In rendering its opinion, Company counsel may rely as to matters of fact upon certificates of the officers of the Company, stock records of the Company and its Subsidiaries, and certificates of federal and state governmental officials and agencies, as such counsel deems appropriate.

1.          The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

2.          Except as described in Section 2.3(a) of the Merger Agreement and the accompanying Schedule, none of the shares of Company Common Stock or Company Preferred Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation as in effect immediately prior to the filing of the Amended Articles Supplementary as contemplated by the Merger Agreement.

3.          The Amended Articles Supplementary and the Merger Agreement have been duly advised, approved and adopted by all necessary corporate and stockholder approvals of the Company, in accordance with the articles of incorporation of the Company, the Bylaws and the laws of the State of Maryland. The Amended Articles Supplementary are in proper form to be accepted for record by the MDAT.

4.          The execution and delivery by the Company of the Merger Agreement and the filing of the Amended Articles Supplementary do not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) violate or conflict with the articles of incorporation or Bylaws of the Company or (ii) violate the Bank Holding Company Act of 1956, Regulation Y of the Board of Governors of the Federal Reserve System or the banking laws of the State of Maryland applicable to bank holding companies.

5.          The execution and delivery by the Company of the Merger Agreement and the filing of the Amended Articles Supplementary do not require any consent or approval of, or filing or registration with, any Governmental Authority, except such as have been obtained or made pursuant to the Merger Agreement.

Exhibit E

Form of Opinion of Wintrust Counsel

The opinion of Wintrust counsel to be delivered in accordance with Section 7.6(a) of the Merger Agreement will include the matters set forth below. In rendering its opinion, Wintrust counsel may rely as to matters of fact upon certificates of the officers of Wintrust, stock records of the Wintrust and its Subsidiaries, and certificates of federal and state governmental officials and agencies, as such counsel deems appropriate.

(a)          Wintrust is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation validly existing and in good standing under the laws of the State of Illinois.

(b)          Wintrust has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by Wintrust have been duly authorized by all necessary corporate action on the part of Wintrust.

(c)          Wintrust Merger Sub LLC is a limited liability company duly organized and validly existing under the laws of the State of Illinois.

(d)          Wintrust Merger Sub LLC has the limited liability company power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by Wintrust Sub LLC have been duly authorized by all necessary company action on the part of Wintrust Merger Sub LLC.

(e)          The Merger Agreement has been duly executed and delivered by each of Wintrust and Wintrust Merger Sub LLC and constitutes the legal, valid and binding obligation of Wintrust and Wintrust Merger Sub LLC, enforceable against Wintrust and Wintrust Merger Sub LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(f)          The execution and delivery by Wintrust and Wintrust Merger Sub LLC of the Merger Agreement do not, and the performance by Wintrust and Wintrust Merger Sub LLC of their respective obligations under the Merger Agreement will not, (i) violate or conflict with the articles of incorporation or by-laws of Wintrust or the articles of organization or operating agreement of Wintrust Merger Sub LLC, (ii) violate any law, rule or regulation applicable to Wintrust or Wintrust Merger Sub LLC, (iii) violate any judgment, injunction, order or decree which is listed on the Officer’s Certificate of Wintrust attached to this opinion letter or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement which is filed as an Exhibit to Wintrust’s latest Annual Report on Form 10-K or to any subsequent Quarterly Report on Form 10-Q or otherwise listed on the Officer’s Certificate of Wintrust attached to this opinion letter.

(g)          Neither the execution and delivery by Wintrust or Wintrust Merger Sub LLC of the Merger Agreement nor the performance by Wintrust or Wintrust Merger Sub LLC of its obligations under the Merger Agreement requires any consent or approval from or filing or registration with any Governmental Authority (as such term is defined in the Merger Agreement), except such as have been obtained or made pursuant to the Merger Agreement.

(h)          The shares of Wintrust Common Stock (as such term is defined in the Merger Agreement) to be issued to the shareholders of Community Financial Shares, Inc. at Closing have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Wintrust, Wintrust Merger Sub LLC, or governmental officials as such counsel deems appropriate.

Exhibit 99.1

Wintrust Financial Corporation

9700 W. Higgins Road, Rosemont, Illinois 60018

FOR IMMEDIATE RELEASE

March 2, 2015

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President/CEO – Wintrust Financial Corporation, (847) 939-9000

David A. Dykstra, COO – Wintrust Financial Corporation, (847) 939-9000

Donald H. Wilson, Chairman/President/CEO – Community Financial Shares, Inc. (630) 547-9428

Wintrust Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES PLANS TO ACQUIRE COMMUNITY FINANCIAL SHARES, INC.

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced the signing of a definitive agreement to acquire Community Financial Shares, Inc. (“CFIS”) (OTC US: CFIS). CFIS is the parent company of Community Bank-Wheaton/Glen Ellyn (“CBWGE”), an Illinois-state chartered bank, which operates four banking locations in Wheaton and Glen Ellyn, Illinois.

Since its formation in 1994, CBWGE has an exemplary history of serving its community. As of December 31, 2014 it had approximately $343 million in assets and approximately $310 million in deposits. CBWGE’s approach to customer service is similar to that at each of the fifteen Wintrust Community Banks and their more than 140 banking locations. Like the Wintrust banks, CBWGE emphasizes high quality products and prides itself on top notch, highly personalized customer service.

Edward J. Wehmer, President and CEO of Wintrust, said, “This transaction provides a wonderful opportunity to expand and complement our existing market presence in the communities of Wheaton and Glen Ellyn, Illinois. We look forward to the combined synergies that our two firms can realize in the local communities while providing CBWGE’s customers with an expanded array of products and services. Upon completion of the transaction, Wintrust will have six branch locations in the Wheaton and Glen Ellyn markets and expects to combine three of the branch offices with existing branch offices during the second half of 2015.”

Donald H. Wilson, President and CEO of CBWGE, stated, “We are excited about the opportunity to combine resources with Wintrust and look forward to partnering with a successful organization that is like-minded in its philosophy of offering highly personalized banking services and with the financial capabilities to support further expansion.” Mr. Wilson emphasized that by joining forces with Wintrust, “the transaction allows us to continue focusing on serving our customers, while becoming part of a growing and dynamic force in Chicagoland banking. We clearly see benefits for our customers and shareholders and we look forward to joining the Wintrust family.”

Daniel A. Strauss, Portfolio Manager of Clinton Group Inc., CFIS’s largest shareholder, and a Director of CFIS, added "we believe this transaction is an excellent outcome for CFIS and its shareholders and serves as a testament to both the value we saw in CFIS at the time of our investment and the skill of Don Wilson and his management team in getting us to this point. Joining the Wintrust family represents an exciting new chapter for CFIS and its customers."

Terms of the Transaction

Subject to possible adjustment, the aggregate purchase price will approximate $42.375 million. Shares of CFIS common stock outstanding at the time of the merger, including from the conversion of all CFIS preferred stock, will be converted into the right to receive merger consideration paid in a combination of approximately 50% cash and 50% shares of Wintrust common stock.

The transaction is subject to approval by banking regulators, approval of CFIS’s shareholders and certain closing conditions. The transaction is expected to close in the second quarter of 2015 and is not expected to have a material effect on Wintrust’s 2015 earnings per share.

Advisors

FIG Partners LLC acted as financial advisor to CFIS in the transaction. D.A. Davidson & Co. provided a fairness opinion to the Board of Directors of CFIS. Godfrey & Kahn, S.C. acted as CFIS’s legal advisor and Schiff Hardin LLP served as outside counsel to Wintrust.

About Wintrust

Wintrust is a financial holding company with assets of approximately $20 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries with over 140 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, the Company operates various non-bank business units including one of the largest commercial insurance premium finance companies operating in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services.

About CFIS

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC. The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards. The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.”

Forward-Looking Information

This communication contains forward-looking statements within the meaning of the federal securities laws relating to the proposed acquisition of Community Financial Shares, Inc. (“Community Financial Shares”) by Wintrust Financial Corporation (“Wintrust”) and integration of Community Financial Shares with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Investors and security holders are cautioned that such statements are predictions and actual events or results may differ materially. Community Financial Shares’ expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Annual Report on Form 10-K for the most recently ended fiscal year and subsequent Quarterly Report on Form 10-Q of each of Wintrust and Community Financial Shares, as well as the proxy statement/prospectus described below. Forward-looking statements speak only as of the date made, and the parties undertake no duty to update the information.

Important Information for Investors and Security Holders

This communication is being made in respect of the proposed merger transaction involving Wintrust and Community Financial Shares. This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval.

The proposed merger transaction will be submitted to the stockholders of Community Financial Shares for their consideration. In connection therewith, the parties intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4, which will include the proxy statement of Community Financial Shares that constitutes a prospectus of Wintrust (the “proxy statement/prospectus”). However, such materials are not currently available. The proxy statement/prospectus will be mailed to the stockholders of Community Financial Shares. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINTRUST, COMMUNITY FINANCIAL SHARES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Wintrust and Community Financial Shares, once such documents are filed with the SEC, at the SEC’s website at www.sec.gov. In addition, copies of the documents filed with the SEC by Wintrust, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on the Wintrust’s website at www.wintrust.com under the heading “Investor Relations” and then under the link “Documents” or by contacting David A. Dykstra, Senior Executive Vice President at (847) 939-9000. Copies of the documents filed with the SEC by Community Financial Shares, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on Community Financial Shares’ bank’s website at www.cbwge.com under the heading “Investor Relations” or by contacting Christopher Barton at (630) 784-4505.

Participants in the Distribution

Wintrust, Community Financial Shares and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Wintrust is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 4, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 27, 2015, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Information about the directors and executive officers of Community Financial Shares is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on December 16, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 28, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

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